Exhibit (a)(1)(A)

BIGBAND NETWORKS, INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS FOR
RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating to the securities that have been registered under the Securities
Act of 1933, as amended. The prospectus relates to the BigBand Networks, Inc. 2003 Share Option and Incentive Plan, BigBand Networks, Inc. 2004 Share Option and Incentive Plan Sub-plan for Israeli Employees, BigBand Networks, Inc. 2007 Equity Incentive Plan and BigBand Networks, Inc. 2007 Equity Incentive Plan Israeli Sub-plan.
October 21, 2010

BIGBAND NETWORKS, INC.
Offer to Exchange Certain Outstanding Options
for Restricted Stock Units

This offer and withdrawal rights will expire at 9:00 p.m., Pacific Time, on November 18, 2010, unless we extend the expiration date.

          By this offer, BigBand Networks, Inc. (referred to as “BigBand,” the “Company,” “we,” “our” or “us”) is giving eligible employees of BigBand and our subsidiaries the opportunity to exchange some or all of their outstanding options granted under our 2003 Share Option and Incentive Plan, 2004 Share Option and Incentive Plan Sub-plan for Israeli Employees thereunder, and 2007 Equity Incentive Plan and Israeli Sub-plan thereunder, with an exercise price greater than or equal to $3.50, whether vested or unvested, for restricted stock units. Restricted stock units or “RSUs” are a promise by BigBand to issue shares of our common stock in the future provided that the vesting criteria are satisfied.
          You are an eligible employee if you are an employee of BigBand or any of its subsidiaries who resides in the U.S., China, Hong Kong, Israel or Korea as of the start of the offer and remain an employee of BigBand or any of its subsidiaries resident in any such country through the expiration of the offer and the RSU grant date.
          If you participate in the offer, the number of RSUs you receive will depend on the number of eligible options that you elect to exchange and the exercise price of those options.
          We will grant RSUs on the U.S. calendar day on which the offer expires, which is the same U.S. calendar day on which we will cancel the exchanged options. This date is referred to as the “RSU grant date.” We expect the RSU grant date to be November 18, 2010. If the expiration date of the offer is extended, the RSU grant date similarly will be delayed. The RSUs will be granted pursuant to BigBand’s 2007 Equity Incentive Plan and the 2007 Equity Incentive Plan Israeli Sub-plan thereunder.
          The vesting schedule of the RSUs will be based on your continued service with us or our subsidiaries through each applicable vesting date generally over a period of 27 or 36 months following the grant date of the RSUs exchanged as detailed in Section 9 of this Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”).
          Our common stock is traded on the NASDAQ Global Market under the symbol “BBND.” On October 18, 2010, the closing price of our common stock was $2.94 per share. You should evaluate the risks related to our business, our common stock and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.
          See “Risks of Participating in the Offer” beginning on page 17 for a discussion of risks that you should consider before participating in this offer.
IMPORTANT
          If you want to participate in the offer, you must submit your election via the BigBand offer website at https://bigband.equitybenefits.com or by facsimile to the Company at (650) 362-9528, by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on November 18, 2010.

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          Your delivery of all documents, including elections, is at your own risk. Only responses that are properly completed and actually received by BigBand by the deadline via the offer website at https://bigband.equitybenefits.com or by facsimile at (650) 362-9528 will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your election via the offer website, you should print and keep a copy of the Election Confirmation that you will see on the offer website at the time that you complete and submit your election. The printed Election Confirmation will provide evidence that you submitted your election. If you submit your election via the offer website or by facsimile, we intend to confirm the receipt of your election by email within 2 U.S. business days of receiving your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. Note that if you submit any election within the last 2 U.S. business days prior to the expiration of the offer, time constraints may prevent BigBand from providing a confirmation by email prior to the expiration of the offer.
          Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or foreign securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.
          You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other offer documents to:
          BigBand Networks Stock Option Exchange Call Center
          Phone: (800) 764-7114 or (408) 912-1683
          Email: BigBandExchange@sos-team.com
Offer to Exchange dated October 21, 2010
You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer to exchange certain outstanding options for restricted stock units in any jurisdiction in which the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to holders of options in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

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TABLE OF CONTENTS
(continued)
LIST OF SCHEDULES

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS
          The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the accompanying launch email from Amir Bassan-Eskenazi, our Chief Executive Officer and President, dated October 21, 2010, and the election form, together with its associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?	1
Q2.	How do I participate in this offer?	2
Q3.	What will I receive for the options that I exchange?	4
Q4.	How many RSUs will I receive for the options that I exchange?	4
Q5.	Who may participate in this offer?	5
Q6.	Why is BigBand making this offer?	5
Q7.	Which of my options are eligible?	5
Q8.	Are there circumstances under which I would not be granted RSUs?	6
Q9.	Am I required to participate in this offer?	6
Q10.	Are you making any recommendation as to whether I should exchange my eligible options?	6
Q11.	Do I have to pay for my RSUs?	6
Q12.	When will my RSUs vest?	6
Q13.	If I participate in this offer, do I have to exchange all of my eligible options?	9
Q14.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	10
Q15.	When will my exchanged options be cancelled?	10
Q16.	When will I receive RSUs?	10
Q17.	Once I surrender my exchanged options, is there anything I must do to receive the RSUs?	10
Q18.	Do I need to exercise my RSUs in order to receive shares?	11
Q19.	May I exchange BigBand common stock that I acquired upon a prior exercise of BigBand options?	11
Q20.	Will I be required to give up all of my rights under the cancelled options?	11
Q21.	Will the terms and conditions of my RSUs be the same as my exchanged options?	11
Q22.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?	11
Q23.	How does BigBand determine whether an option has been properly tendered?	12
Q24.	Will I have to pay taxes if I participate in the offer?	12
Q25.	What if BigBand is acquired by another company?	12
Q26.	Will I receive an RSU agreement?	13
Q27.	Are there any conditions to this offer?	13
Q28.	If you extend or change the offer, how will you notify me?	13
Q29.	Can I change my mind and withdraw from this offer?	13
Q30.	May I change my mind about which options I want to exchange?	14
Q31.	How do I change my election and add or withdraw some or all of my eligible option grants?	14
Q32.	What if I withdraw my election and then decide that I do want to participate in this offer?	15
Q33.	Will my decision to participate in the offer have an impact on my ability to receive options or other equity awards in the future?	15
Q34.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?	15

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Q1.	What is the offer?

A1.	This offer is a voluntary opportunity for eligible employees to exchange outstanding options with an exercise price per share greater than or equal to $3.50, for restricted stock units.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange
•	“2003 Plan” refers to the BigBand Networks, Inc. 2003 Share Option and Incentive Plan, including the BigBand Networks, Inc. 2004 Share Option and Incentive Plan Sub-plan for Israeli Employees thereunder.

•	“2007 Plan” refers to the BigBand Networks, Inc. 2007 Equity Incentive Plan, including the BigBand Networks, Inc. 2007 Equity Incentive Plan Israeli Sub-plan thereunder.

•	“cancellation date” refers to the same U.S. calendar day as the expiration date which is the date when exchanged options will be cancelled. This cancellation will occur after the offer expires. We expect that the cancellation date will be November 18, 2010. If the expiration date of the offer is extended, then the cancellation date similarly will be delayed.

•	“common stock” refers to BigBand Networks, Inc. common stock.

•	“eligible employee” refers to an employee of BigBand or any of its subsidiaries that resides in the U.S., China, Hong Kong, Israel or Korea as of the start of the offer and remains an employee of BigBand or any of its subsidiaries resident in any such country through the expiration of the offer and the RSU grant date. Our executive officers are eligible employees and therefore may participate in the offer. However, the non-employee members of our board of directors are not eligible employees and therefore may not participate in the offer.

•	“eligible option grant” refers to all of the eligible options issued by BigBand to an individual that is part of the same grant and subject to the same award agreement.

•	“eligible options” refers to options to purchase shares of BigBand’s common stock that have an exercise price greater than or equal to $3.50 per share, that remain outstanding and unexercised as of the expiration date and that were granted under the 2007 Plan or the 2003 Plan.

•	“exchanged options” refers to all options to purchase shares of BigBand’s common stock that you exchange pursuant to this offer.

•	“expiration date” refers to the date that this offer expires. We expect that the expiration date will be November 18, 2010, at 9:00 p.m., Pacific Time. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“executive officers” refers to those officers of BigBand listed on Schedule A to this Offer to Exchange, including those who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our executive officers are eligible to participate in the offer.

•	“offer period” or “offering period” refers to the period from the start of this offer to the expiration date. This period will commence on October 21, 2010, and we expect it to end at 9:00 p.m., Pacific Time, on November 18, 2010.

•	“Offer to Exchange” refers to this Offer to Exchange Certain Outstanding Options for Restricted Stock Units.

•	“options” refers to stock options to purchase shares of BigBand’s common stock.

•	“restricted stock units” or “RSUs” refers to the restricted stock units issued pursuant to this offer that replace your exchanged options. RSUs are promises by BigBand to issue shares of our common stock in the future provided that the vesting criteria are satisfied. RSUs granted in connection with this offer will be granted on the RSU grant date pursuant to the 2007 Plan and subject to the terms and conditions of an RSU agreement between you and the Company.

•	“RSU grant date” refers to the date when restricted stock units will be granted. The RSU grant date will be the same U.S. calendar date as the expiration date and the cancellation date (but the RSUs will be granted following the expiration of the offer). We expect that the RSU grant date will be November 18, 2010. If the expiration date of the offer is extended, then the RSU grant date similarly will be delayed.

•	“Stock Plans” refers to the 2007 Plan and 2003 Plan.
Q2.	How do I participate in this offer?
A2. Participation in this offer is voluntary. If you are an eligible employee, at the start of the offer you will receive a launch email from Amir Bassan-Eskenazi, our Chief Executive Officer and President, dated October 21, 2010, announcing this offer. If you want to participate in the offer, you must do one of the following by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on November 18, 2010:
Elections via the Offer Website
1.	Access BigBand’s offer website by going to https://bigband.equitybenefits.com and enter your corporate email address and password. If this is the first time you are logging into the offer website, you should use the password provided to you in a separate email from equityoffer@bigbandnet.com, dated October 21, 2010.

2.	After logging into the offer website, review the information and proceed through to the “Make My Election” page. You will be provided with personalized information regarding the eligible option grants you hold, including your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of November 18, 2010, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of November 18, 2010 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), and the number of RSUs that would be issued in exchange for each eligible option grant.

3.	On the “Make My Election” page, select the appropriate box next to each of your eligible option grants to indicate which eligible option grants you choose to exchange pursuant to the offer.

4.	Proceed through the offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the Terms of Election, submit your election.

5.	Upon submitting your election, an Election Confirmation will be generated by the offer website. Please print and keep a copy of the Election Confirmation for your records.

Elections via Fax

Alternatively, you may submit your election form via facsimile by doing the following:
1.	Properly complete, sign and date the election form attached to the email from Amir Bassan-Eskenazi, our Chief Executive Officer and President, dated October 21, 2010, announcing the offer; and

2.	Fax the properly completed election form to:

BigBand Networks, Inc. Fax: (650) 362-9528
We must receive your properly completed and submitted election by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on November 18, 2010.

If you elect to exchange any eligible option grant in this offer, you must elect to exchange all shares subject to that eligible option grant. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants. To help you recall your outstanding eligible option grants and give you the information necessary to make an informed decision, please refer to the grant information available via the offer website that lists your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of November 18, 2010, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of November 18, 2010, and the number of RSUs that would be issued in exchange for each eligible option grant. If you need an election form or other offer documents or are unable to access your grant information via the offer website, you may contact:
BigBand Networks Stock Option Exchange Call Center Phone: (800) 764-7114 or (408) 912-1683 Email: BigBandExchange@sos-team.com
This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer. (See Section 4, “Procedures for electing to exchange options,” below)

We may extend this offer. If so, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date.

Your delivery of all documents, including elections, is at your risk. If you submit your election via the offer website, you should print and keep a copy of the Election Confirmation on the offer website at the time that you complete and submit your election. The printed Election Confirmation will provide evidence that you submitted your election. If you submit your election via the offer website or by facsimile, we intend to confirm the receipt of your election by email within 2 U.S. business days of receiving your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. Note that if you submit any election within the last 2 U.S. business days prior to the expiration of the offer, it is possible that BigBand may not be able to confirm receipt prior to the expiration of the offer. Only responses that are properly completed and actually received by BigBand by the deadline by the offer website at https://bigband.equitybenefits.com or by facsimile at (650) 362-9528 will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

(See Section 4, “Procedures for electing to exchange options,” below)

Q3.	What will I receive for the options that I exchange?

A3.	Except as specified in Question and Answer 8 below, all eligible employees who properly tender eligible options pursuant to this offer will receive RSUs. RSUs are promises by BigBand to issue shares of BigBand’s common stock in the future provided that the vesting criteria are satisfied. You do not have to make any cash payment to BigBand to receive your RSUs or the common stock upon the vesting of your RSUs. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q4.	How many RSUs will I receive for the options that I exchange?

A4.	This offer is not a one-for-one exchange of your eligible options for RSUs. Eligible options cancelled pursuant to the offer will be exchanged for a lesser number of RSUs on the basis of an exchange ratio applied to exchanged options on a grant-by-grant basis. If you participate in the offer, you will receive such lesser number of RSUs.

The following table shows the exchange ratios that will be applied to your exchanged options to determine the number of RSUs you would receive pursuant to the offer:

Exchange Ratio
Per Share Exercise Price of Eligible Options	(the number of options exchanged for one RSU)
$0.01 to $3.49	N/A
$3.50 to $4.96	2.50 to 1
$4.97 to $5.98	3.00 to 1
$5.99 to $9.91	4.00 to 1
$9.92 and higher	5.00 to 1
The exchange ratios apply to each of your eligible option grants separately based on the per share exercise price of each such eligible option grant. This means that the various eligible option grants you hold may be subject to different exchange ratios. Your eligible options that are cancelled pursuant to the offer will be exchanged for a lesser number of RSUs equal to: (a) the number of shares of our common stock underlying the grant of exchanged options, divided by (b) the exchange ratio, with any fractional shares: (x) rounded up to the nearest whole RSU if such fraction is greater than or equal to 0.5, on a grant-by-grant basis, or (y) rounded down to the nearest whole RSU if such fraction is less than 0.5, on a grant-by-grant basis.

Example 1

Assume that you hold an eligible option grant to purchase 1,000 shares with an exercise price of $5.98 per share. If you exchange this eligible option grant pursuant to the offer, then on the RSU grant date you will receive 333 RSUs. This is equal to the 1,000 shares divided by 3.00 (the exchange ratio for this eligible option grant), rounded to the nearest whole RSU.

Example 2

Assume that you hold an eligible option grant to purchase 2,000 shares with an exercise price of $6.10 per share. If you exchange this eligible option grant pursuant to the offer, then on the RSU grant date you will receive 500 RSUs. This is equal to the 2,000 shares divided by 4.00 (the exchange ratio for this eligible option grant).

For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock. (See Section 2, “Number of RSUs; expiration date,” below)

Q5.	Who may participate in this offer?

A5.	You may participate in this offer if you have eligible options, you are an eligible employee at the time of this offer and you remain an eligible employee of BigBand or its subsidiaries through the RSU grant date. Only individuals who are employees that reside in the U.S., China, Hong Kong, Israel or Korea as of the start of the offer and who remain employed and resident in any such country through the date on which the exchanged options are cancelled will be eligible to participate. Our executive officers are eligible employees and therefore may participate in the offer. However, the non-employee members of our board of directors are not eligible employees and therefore may not participate in the offer. (See Section 1, “Eligibility,” below)

Q6.	Why is BigBand making this offer?

A6.	We believe that this offer will foster retention of valuable employees of BigBand and its subsidiaries, provide meaningful incentive to them, and better align the interests of employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide incentive to employees.

BigBand has experienced a substantial decline in its stock price reflecting adverse global economic and industry conditions and revenue weakness in its business. This drop in our stock price has caused many of the stock options granted under our Stock Plans to have exercise prices that are significantly higher than the trading price of BigBand’s common stock. Because we consider long-term equity incentives to be an important part of our employees’ compensation and an important incentive and retention tool over the longer term, these stock options have become considerably less effective in retaining and motivating our employees, who view their existing options as having little or no value due to the sizable difference between the exercise prices and the current market price of our common stock. We believe that, notwithstanding the current economic and industry environment, it is essential to continue to retain and motivate the best employees. (See Section 3, “Purposes of the offer,” below)

Q7.	Which of my options are eligible?

A7.	Your eligible options are those options to purchase shares of common stock of BigBand that have an exercise price greater than or equal to $3.50 per share, whether vested or unvested, and remain outstanding and unexercised as of the expiration date, currently expected to be November 18, 2010. Only options granted under the 2007 Plan and 2003 Plan are eligible.

To help you recall your outstanding eligible option grants and give you the information necessary to make an informed decision, please refer to the grant information available via the offer website that lists your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of November 18, 2010, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of November 18, 2010, and the number of RSUs that would be issued in exchange for each eligible option grant. If you are unable to access your grant information via the offer website, you may contact:
BigBand Networks Stock Option Exchange Call Center Phone: (800) 764-7114 or (408) 912-1683 Email: BigBandExchange@sos-team.com
(See Section 2, “Number of RSUs; expiration date,” below)

Q8.	Are there circumstances under which I would not be granted RSUs?

A8.	Yes. If, for any reason, you no longer are an employee of BigBand or its subsidiaries on the RSU grant date, you will not receive any RSUs. Instead, you will keep your current eligible options and those options will vest and expire in accordance with their original terms. Except as provided by applicable law and/or any employment agreement between you and BigBand or its subsidiaries, your employment with BigBand or its subsidiaries will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1, “Eligibility,” below)

Moreover, even if we accept your eligible options, we will not grant RSUs to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting RSUs as a result of changes in SEC or NASDAQ rules. We do not anticipate any such prohibitions at this time.

In addition, if you hold an option that expires after the start of, but before the cancellation of options under this offer, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled cancellation date or, if we extend the offer such that the cancellation date is a later date and you hold options that expire before the rescheduled cancellation date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 15, “Extension of offer; termination; amendment,” below)

Q9.	Am I required to participate in this offer?

A9.	No. Participation in this offer is completely voluntary. (See Section 2, “Number of RSUs; expiration date,” below)

Q10.	Are you making any recommendation as to whether I should exchange my eligible options?

A10.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 17 for information regarding some of these risks), and there are no guarantees regarding whether you ultimately would receive greater value from your eligible options or from the RSUs you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your personal legal counsel, accountant, and/or financial advisor. (See Section 3, “Purposes of the offer,” below)

Q11.	Do I have to pay for my RSUs?

A11.	No. You do not have to make any cash payment to BigBand to receive your RSUs or the common stock upon the vesting of your RSUs. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q12.	When will my RSUs vest?

A12.	Each RSU will represent a right to receive one share of our common stock on a specified future date if the RSU vests according to the following vesting schedule, but only if you remain a service provider of BigBand or its subsidiaries through each relevant vesting date:
•	None of the RSUs will be vested on the RSU grant date.

•	For an eligible option grant that is fully vested as of the cancellation date, the RSUs granted in exchange will be scheduled to vest in 3 equal installments on the date that is 9 months, 18 months, and 27 months following the RSU grant date, subject to the eligible employee’s continued service with BigBand or its subsidiaries through each respective vesting date (see the examples below).

•	For an eligible option grant that is entirely unvested as to all shares subject to the eligible option grant, the RSUs granted in exchange will be scheduled to vest in 12 equal installments on a quarterly basis following the RSU grant date over a period of 36 months (i.e., 3 years), subject to the eligible employee’s continued service with BigBand or its subsidiaries through each respective vesting date (see the examples below).

•	For an eligible option grant that is partially vested as of the cancellation date, the RSUs granted in exchange will be scheduled to vest as follows (see the examples below):
-	The number of the shares underlying the RSU grant in an amount proportionate to the number of vested shares subject to the eligible option as of the cancellation date will be scheduled to vest in 3 equal installments on the dates that are 9 months, 18 months, and 27 months following the RSU grant date, subject to the eligible employee’s continued service with BigBand or its subsidiaries through each respective vesting date.

-	The number of the shares underlying the RSU grant in an amount proportionate to the number of unvested shares subject to the eligible option as of the cancellation date will be scheduled to vest in 12 equal installments on a quarterly basis following the RSU grant date over a period of 36 months (i.e., 3 years), subject to the eligible employee’s continued service with BigBand or its subsidiaries through each respective vesting date.
•	If your service with us or our subsidiaries terminates for any reason before part or all of your RSU grant vests, the unvested part of your RSU grant will expire unvested and you will not be entitled to any shares of common stock from that part of your RSU grant. (See Section 1, “Eligibility,” below)
          We will make minor modifications to the vesting schedule of any RSUs to eliminate fractional vesting (such that a whole number of shares subject to the new award will vest on each vesting date). As a result, subject to your continued service with BigBand or its subsidiaries through each relevant vesting date, (i) the number of shares that vest on each RSU vesting date will be rounded down to the nearest whole number of shares that will vest on each vesting date and (ii) fractional shares, if any, will be accumulated until such vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional shares remaining thereafter accumulated.
Example 1 — Fully Vested Eligible Option Grant

Assume that an eligible employee elects to exchange an eligible option covering 1,000 shares with an exercise price of $5.98 per share and all of the shares subject to the eligible option grant are vested. Assume that on November 18, 2010 (the expected expiration date of the offer and expected cancellation date of the eligible option), the eligible employee surrenders the eligible option grant. In accordance with the exchange ratios described above, the employee receives 333 RSUs. Subject to the eligible employee’s continued service with us or our subsidiaries through each such relevant date, the vesting schedule of the RSUs will be as follows:
111 shares will vest on August 18, 2011,

111 shares will vest on May 18, 2012, and

111 shares will vest on February 18, 2013.

None of the RSUs will be vested on the date of grant. The RSUs will be scheduled to vest in 3 equal installments on the date that is 9 months, 18 months, and 27 months following the RSU grant date, but only if the eligible employee continues to provide services to BigBand or its subsidiaries through each respective vesting date.

Example 2 — Entirely Unvested Eligible Option Grant

Assume that an eligible employee elects to exchange an eligible option covering 4,800 shares with an exercise price of $6.91 per share. As of November 18, 2010 (the expected expiration date of the offer and expected cancellation date of the eligible option), none of the shares subject to the eligible option grant have vested. Assume that on November 18, 2010, the eligible employee surrenders the eligible option grant. In accordance with the exchange ratios described above, the eligible employee would receive 1,200 RSUs. Subject to the eligible employee’s continued service with us or our subsidiaries through each such relevant date, the vesting schedule of the RSUs will be as follows:
100 shares will vest every three months beginning February 18, 2011 through November 18, 2013.
None of the RSUs will be vested on the date of grant. The RSUs will be scheduled to vest in 12 equal installments on a quarterly basis following the RSU grant date over a period of 36 months (i.e., 3 years), subject to the eligible employee’s continued service with BigBand or its subsidiaries through each respective vesting date.

Example 3 — Partially Vested Eligible Option Grant

Assume that an eligible employee elects to exchange an eligible option covering 7,200 shares with an exercise price of $7.50 per share. As of November 18, 2010 (the expected expiration date of the offer and expected cancellation date of the eligible option), the eligible option is vested with respect to 4,800 shares covering the award (which is equal to 2/3 of the total shares subject to the award) and the remaining 2,400 shares are unvested and scheduled to vest after November 18, 2010 (which is equal to 1/3 of the total shares subject to the award). Assume that on November 18, 2010, the eligible employee surrenders the eligible option grant. In accordance with the exchange ratios described above, the eligible employee would receive 1,800 RSUs.

None of the RSUs will be vested on the date of grant. With respect to 1,200 shares subject to the RSU grant (which is equal to 2/3 of the total number of shares subject to the award, or the same proportion of shares covering the RSU award as the exchanged option that were vested as of the cancellation date), the RSUs will be scheduled to vest in 3 equal installments on the date that is 9 months, 18 months, and 27 months following the RSU grant date, subject to the eligible employee’s continued service with BigBand or its subsidiaries through each respective vesting date. The remaining 600 shares subject to the RSU grant (which is equal to 1/3 of the total number of shares subject to the award, or the same proportion of shares covering the RSU award as the exchanged option that were unvested as of the cancellation date) will be scheduled to vest in 12 equal installments on a quarterly basis following the RSU grant date over a period of 36 months (i.e., 3 years), subject to the eligible employee’s continued service with BigBand or its subsidiaries through each respective vesting date. Subject to the eligible employee’s continued service with us or our subsidiaries through each such relevant date, the vesting schedule of the RSUs will be as follows:

	Vesting Schedule for RSUs	Vesting Schedule for RSUs
	Received in Exchange for	Received in Exchange for
Date	Vested Options	Unvested Options
November 18, 2010	0	0
February 18, 2011	0	50
May 18, 2011	0	50
August 18, 2011	400	50
November 18, 2011	0	50
February 18, 2012	0	50
May 18, 2012	400	50
August 18, 2012	0	50
November 18, 2012	0	50
February 18, 2013	400	50
May 18, 2013	0	50
August 18, 2013	0	50
November 18, 2013	0	50
Total Vested:	1,200	600
RSUs that do not vest will be forfeited to BigBand at no cost to us.

Q13.	If I participate in this offer, do I have to exchange all of my eligible options?

A13.	No. You may pick and choose which of your outstanding eligible options you wish to exchange. However, if you decide to participate in this offer and to exchange an eligible option grant, you must elect to exchange all shares subject to that eligible option grant. You should note that we are not accepting partial tenders of options, except that you may elect to exchange the entire remaining portion of an eligible option grant that you previously exercised partially. You otherwise may not elect to exchange only some of the shares covered by any particular option grant.

For example, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three eligible option grants, or any two of the three eligible option grants, or any one of the three eligible option grants, or none at all. You may not elect to exchange a partial amount under any eligible option grant (such as an election to exchange only 150 shares of the remaining 300 shares under the first eligible option grant). (See Section 2, “Number of RSUs; expiration date,” below)

Q14.	What happens if I have an eligible option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A14.	If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee of BigBand or its subsidiaries beneficially owns a portion of that eligible option grant, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As described in Question and Answer 13, we are not accepting partial tenders of eligible option grants. Therefore, you may not accept this offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else, or vice versa. You are the legal owner of the eligible option grant, and as a result, we will respect an election to exchange such eligible option grant pursuant to the offer that is made by you and accepted by us. However, we will not be responsible to you or the beneficial owner of the eligible option grant for any action taken by you with respect to such eligible option grant. Accordingly, you should consider carefully whether to make an election to exchange any eligible option grant that is not completely beneficially owned by you.

For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 600 of the remaining 2,000 shares not beneficially owned by your former spouse, then you may elect to exchange the 2,400 shares that remain outstanding subject to the eligible option grant, or you may elect not to participate in the offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant. (See Section 2, “Number of RSUs; expiration date,” below)

Q15.	When will my exchanged options be cancelled?

A15.	Your exchanged options will be cancelled following the expiration of the offer on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be November 18, 2010, unless the offer period is extended. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below)

Q16.	When will I receive RSUs?

A16.	We will grant the RSUs on the RSU grant date. The RSU grant date will be the same U.S. calendar day as the expiration date. We expect the RSU grant date will be November 18, 2010. If the expiration date of the offer is extended, the RSU grant date similarly will be delayed. You will receive your RSU agreement as soon as practicable after the expiration of the offer. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below)

You will receive the shares subject to the RSU award if and when your RSU award vests. RSUs will be subject to the terms and conditions set forth in the 2007 Plan and award agreement under which the RSU award is granted.

Q17.	Once I surrender my exchanged options, is there anything I must do to receive the RSUs?

A17.	No. Once your exchanged options have been cancelled, there is nothing that you must do to receive your RSUs. In order to receive the shares covered by the RSU grant, you will need to remain a service provider to BigBand or its subsidiaries through the applicable vesting date, as described in Question and Answer 12. (See Section 1, “Eligibility,” below)

Q18.	Do I need to exercise my RSUs in order to receive shares?

A18.	No. RSUs do not need to be exercised in order to receive shares. If your RSUs vest in accordance with the vesting schedule set forth in your RSU agreement, you automatically will receive the shares subject to the RSUs promptly thereafter. RSUs that do not vest will be forfeited to BigBand and you will receive no payment for them.

Q19.	May I exchange BigBand common stock that I acquired upon a prior exercise of BigBand options?

A19.	No. This offer relates only to certain outstanding options to purchase shares of BigBand common stock. You may not exchange in this offer any shares of BigBand common stock you acquired upon a prior exercise of options. (See Section 2, “Number of RSUs; expiration date,” below)

Q20.	Will I be required to give up all of my rights under the cancelled options?

A20.	Yes. Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options. We intend to cancel all exchanged options following the expiration of the offer on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be November 18, 2010. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below)

Q21.	Will the terms and conditions of my RSUs be the same as my exchanged options?

A21.	No. RSUs are a different type of equity award from options, and so the terms and conditions of your RSUs necessarily will be different from your options; provided, however, that if your exchanged options contained change of control provisions, your RSUs granted in exchange for such options will contain identical change of control provisions. Your RSUs will be granted under the 2007 Plan and will be subject to an RSU agreement. The forms of RSU agreement are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. See Section 9 below for more details on the terms and conditions of RSUs. These agreements also are available on the offer website at https://bigband.equitybenefits.com.

Until your RSUs vest and you are issued shares in payment for the vested RSUs, you will not have any of the rights or privileges of a stockholder of BigBand as to the shares associated with such RSUs. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any.

The tax treatment of the RSUs will differ significantly from the tax treatment of your options. Please see Question and Answer 24 and the remainder of this Offer to Exchange for further details. Also, the vesting schedule of your RSUs will be different from the vesting schedule of your exchanged options. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q22.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A22.	If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or cancelled or they expire by their original terms, (b) retain their current exercise price, (c) retain their current vesting schedule, and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below)

Q23.	How does BigBand determine whether an option has been properly tendered?

A23.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any notice. (See Section 4, “Procedures for electing to exchange options,” below)

Q24.	Will I have to pay taxes if I participate in the offer?

A24.	If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the RSU grant date. However, you normally will have taxable income when the shares underlying your RSUs vest and are issued to you. BigBand also will typically have a tax withholding obligation at the time of issuance. You also may have a taxable capital gain when you sell the shares underlying the RSU. Note that the tax treatment of RSUs differs significantly from the tax treatment of your options and, as a result of participating in the offer, your tax liability could be higher than if you had kept your eligible options. We will satisfy tax withholding obligations, if applicable, in the manner specified in your RSU agreement, including, in the Company’s discretion, through a cash payment rather than through the sale of shares. Please see Section 14 below for a reminder of the general tax consequences associated with your eligible options as well as the “Risks of Participating in the Offer” below.

If you participate in the offer and are an employee in China, Hong Kong, Israel, or Korea, please refer to Schedules C through F of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.

You should consult with your tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a citizen, a tax resident or otherwise subject to the tax laws of more than one country, you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q25.	What if BigBand is acquired by another company?

A25.	Although we currently are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the Stock Plan under which they were granted and the relevant award agreements. Further, if BigBand is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no RSUs in exchange for them. If BigBand is acquired prior to the expiration of the offer but does not withdraw the offer, before the expiration of the offer we (or the successor entity) will notify you of any material changes to the terms of the offer or the RSUs, including any adjustments to the number of shares that will be subject to the RSUs. Under such circumstances, the type of security and the number of shares covered by your RSU would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive RSUs covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the RSUs if no acquisition had occurred.

If we are acquired by or merge with another company, your exchanged options might be worth more than the RSUs that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer may receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Further, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of BigBand or its subsidiaries before the completion of this offer. Termination of your employment for this or any other reason before the RSU grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for RSUs, your RSUs will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the 2007 Plan and your RSU agreement. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q26.	Will I receive an RSU agreement?

A26.	Yes. All RSUs will be subject to an RSU agreement between you and BigBand, as well as to the terms and conditions of the 2007 Plan. The forms of RSU agreement under the 2007 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the 2007 Plan and the forms of the RSU agreement under the 2007 Plan are available on the SEC website at www.sec.gov or on the offer website at https://bigband.equitybenefits.com. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q27.	Are there any conditions to this offer?

A27.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions is not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Section 2, “Number of RSUs; expiration date,” and Section 7, “Conditions of the offer,” below)

Q28.	If you extend or change the offer, how will you notify me?

A28.	If we extend or change this offer, we will issue a press release, email or other form of communication disclosing the extension or change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date or the date on which we change the offer, as applicable. (See Section 2, “Number of RSUs; expiration date,” and Section 15, “Extension of offer; termination; amendment,” below)

Q29.	Can I change my mind and withdraw from this offer?

A29.	Yes. You may change your mind after you have submitted an election and withdraw some or all of your elected options from the offer at any time before the offer expires (the expiration date currently is expected to be November 18, 2010, at 9:00 p.m., Pacific Time). If we extend the expiration date, you may withdraw your election at any time until the extended offer expires.

You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the expiration date. Due to certain requirements under U.S. securities laws, an exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on December 17, 2010 (which is the 40th U.S. business day following the commencement of the offer), you may withdraw your options at any time thereafter but prior to our acceptance. (See Section 5, “Withdrawal rights and change of election,” below)

Q30.	May I change my mind about which options I want to exchange?

A30.	Yes, but only before the offer expires. You may change your mind after you have submitted an election and change the options you elect to exchange at any time before the offer expires by completing and submitting a new election via the offer website or by facsimile. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional eligible options, fewer eligible options, all of your eligible options or none of your eligible options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive by the expiration date. Please be sure that any completed and new election you submit includes all the options with respect to which you want to accept this offer and is clearly dated after your last-submitted election. (See Section 4, “Procedures for electing to exchange options,” and Section 5, “Withdrawal rights and change of election,” below)

Q31.	How do I change my election and add or withdraw some or all of my eligible option grants?

A31.	To change an election you previously made with respect to some or all of your eligible option grants, you must do the following before the expiration date, currently expected to be 9:00 p.m., Pacific Time, on November 18, 2010:

Election Changes and Withdrawals via Offer Website
1.	Access BigBand’s offer website by going to https://bigband.equitybenefits.com and enter your corporate email address and password. If this is the first time you are logging into the offer website, you should use the password provided to you in a separate email from equityoffer@bigbandnet.com, dated October 21, 2010.

2.	After logging into the offer website, review the information and proceed through to the “Make My Election” page. You will be provided with personalized information regarding the eligible option grants you hold, including your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of November 18, 2010, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of November 18, 2010 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), and the number of RSUs that would be issued in exchange for each eligible option grant. Additionally, the offer website will indicate the selections you previously made with respect to eligible option grants you want to exchange pursuant to the offer.

3.	On the “Make My Election” page, select the appropriate box next to each of your eligible option grants to indicate whether or not you want to exchange those eligible option grants pursuant to the offer.

4.	Proceed through the offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the Terms of Election, submit your election.

5.	Upon submitting your election, an Election Confirmation will be generated by the offer website. Please print and keep a copy of the Election Confirmation for your records.

Election Changes and Withdrawals via Fax

Alternatively, you may submit your change of election or withdrawal of your election via facsimile by doing the following:
1.	Properly complete, date and sign the election form attached to the email from Amir Bassan-Eskenazi, our Chief Executive Officer and President, dated October 21, 2010, announcing the offer; and

2.	Fax the properly completed election form to:

BigBand Networks, Inc. Fax: (650) 362-9528
We must receive your properly completed and submitted election by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on November 18, 2010.

Your delivery of all documents, including elections, is at your own risk. Only responses that are complete and actually received by BigBand by the deadline via the offer website at https://bigband.equitybenefits.com or via facsimile at (650) 362-9528 will be accepted. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you submit your election via the offer website, you should print and keep a copy of the Election Confirmation on the offer website at the time that you complete and submit your election. The printed Election Confirmation will provide evidence that you submitted your election. If you submit your election via the offer website or by facsimile, we intend to confirm the receipt of your election by email within 2 U.S. business days of receiving your election. Note that if you submit any election within the last 2 U.S. business days prior to the expiration of the offer, time constraints may prevent BigBand from providing confirmation by email prior to the expiration of the offer. (See Section 5, “Withdrawal rights and change of election,” below)

Q32.	What if I withdraw my election and then decide that I do want to participate in this offer?

A32.	If you have withdrawn your election to participate and then again decide to participate in this offer, you may reelect to participate by submitting a new, properly completed election via the offer website at https://bigband.equitybenefits.com or via facsimile at (650) 362-9528 before the expiration date, that is signed (electronically or otherwise) and dated after the date of your previously submitted election. (See Question and Answer 31 and Section 5, “Withdrawal rights and change of election,” below)

Q33.	Will my decision to participate in the offer have an impact on my ability to receive options or other equity awards in the future?

A33.	No. Your election to participate or not to participate in the offer will not have any effect on our making future grants of options, other equity awards, or any other rights to you or anyone else. (See Section 1, “Eligibility,” below)

Q34.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A34.	You should direct questions about this offer and requests for printed copies of this Offer to Exchange and the other offer documents to:
BigBand Networks Stock Option Exchange Call Center Phone: (800) 764-7114 or (408) 912-1683 Email: BigBandExchange@sos-team.com
(See Section 10, “Information concerning BigBand,” below)

RISKS OF PARTICIPATING IN THE OFFER
          Participating in the offer involves a number of risks and uncertainties, including those described below. This list and the risk factors under the heading “Risk Factors” in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010, and annual report on Form 10-K for the fiscal year ended December 31, 2009, each filed with the SEC, highlight some of the material risks of participating in this offer. You should consider these risks carefully and are encouraged to speak with an investment and tax advisor as necessary before deciding whether to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences of participating in the offer, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you.
          In addition, this offer and our SEC reports referred to above include “forward-looking statements” including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. Generally, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “project,” “intend,” “expect” the plural of such terms, the negatives of such terms, or other comparable terminology and similar expressions identify forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, risks and uncertainties, including the risk factors set forth in this discussion and our SEC reports referred to above. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this Exchange Offer.
          The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K and 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.
Risks that are Specific to this Offer
Economic Risks
If the price of our common stock increases after the date on which your exchanged options are cancelled, your cancelled options might be worth more than the RSUs that you receive in exchange for them.
          The exchange ratio of this offer is not one-for-one with respect to all options. Therefore, it is possible that, at some point in the future, your eligible options would have been economically more valuable than the RSUs granted pursuant to this offer. For example, this could occur if the appreciation in our stock price results in a gain over the exercise price of the eligible options that exceeds the value of the RSUs granted in exchange for the eligible options. For illustrative purposes only, the following provides an example.
          Example
          Assume that you exchange a nonstatutory stock option for 1,000 shares with an exercise price of $7.00 for 250 RSUs. Assume, for illustrative purposes only, that the price of our common stock increases to $12.00 per share. Under this example, if you had kept your exchanged options and exercised and sold the underlying shares at $12.00 per share, you would have realized ordinary income of $5,000, but if you exchanged your options for RSUs and sold the shares subject to the RSU grant at $12.00 per share, you would realize ordinary income of only $3,000.

If we are acquired by or merge with another company, your cancelled options might be worth more than the RSUs that you receive in exchange for them.
          A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition than they would have received had they not participated. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.
          Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment with us or our subsidiaries terminates before part or all of your RSUs vest and if any vesting acceleration provisions set forth in your RSU agreement do not apply to such termination, you will not receive any value from the unvested part of your RSUs.
Your RSUs will be completely unvested on the RSU grant date.
          The RSUs will be subject to a vesting schedule and therefore, none of the RSUs will be vested on the RSU grant date even if your exchanged options are 100% vested. If you do not remain a service provider to BigBand or its subsidiaries through the date your RSUs vest, you will not receive the shares subject to those RSUs. Instead, your RSUs will expire immediately upon your termination. As a result, you may not receive any value from your RSUs.
Tax-Related Risks
The U.S. tax effects of RSUs differ significantly from the U.S. tax treatment of your options.
          If you participate in the offer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange and on the RSU grant date. However, you generally will have taxable ordinary income when the shares underlying your RSUs are issued to you. BigBand also will typically have a tax withholding obligation at the time of issuance of the shares. BigBand will satisfy all tax withholding obligations in the manner specified in your RSU agreement, including, in the Company’s discretion, through a cash payment rather than through the sale of shares. More information regarding share withholding is described in the RSU agreement. The forms of RSU agreement are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. You also may have taxable capital gains when you sell the shares underlying the RSU. Note that the tax treatment of RSUs differs significantly from the tax treatment of your options and as a result of your participating in this offer, your tax liability could be higher than if you had kept your eligible options. Please see Section 14 of the Offer to Exchange for a reminder of the general tax consequences associated with options. For illustrative purpose only, the following provides an example.
          Example
          Assume that you exchange an eligible option for 1,000 shares with an exercise price of $9.00 for 250 RSUs. The eligible option is a nonstatutory stock option. If the eligible option was held instead and exercised for $9.00 per share while the fair market value of our common stock was $10.00 per share, you would recognize ordinary income on $1,000.00 at exercise. If you later sold the shares at $15.00 per share, you would have a capital gain of $5.00 per share, which is the difference between the sale price of $15.00 and the $10.00 fair market value at exercise. If you held the shares more than 12 months, this would be taxed at long-term capital gains rates (currently a maximum of 15%), and if you held the shares for 12 months or less, this would be taxed at short-term capital gains rates (currently a maximum of 35%). If, instead, you had exchanged your eligible options for RSUs, you would be subject to ordinary income tax (currently taxed at a maximum rate of 35%) on the full fair market value of the shares you receive at the time you receive them (i.e., when they vested). For example, if you vest in the 250 RSUs when the fair market value of our stock is $10.00 per share, you will recognize ordinary income on $2,500. You then would be subject to additional long- or short-term capital gains tax, as applicable (depending on the length of time you have held such shares) on any additional gain when you sell the shares. For example, if you sold the shares at $15.00 per share, you would have a capital gain of $5.00 per share. When analyzing the tax consequences to you, you should keep in mind that you do not pay a purchase price for the RSUs or the shares thereunder, while, in the example above, you would have paid $9.00 per share of post-tax dollars for the shares subject to your eligible options.
          Please note that, depending on where you live, state income taxes also may apply to you and BigBand may have tax withholding obligations with respect to such taxes. You should be certain to consult your own tax advisor to discuss these consequences.
The offer currently is expected to remain open for 29 calendar days. However, if we extend the offer so that it remains open for 30 or more days, U.S. employees will be required to restart the measurement periods necessary to qualify incentive stock options for favorable tax treatment, even if they choose not to exchange the options in the offer.
          Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than 2 years after the grant date and for more than 1 year after the date of exercise. We do not expect that the exchange will affect the eligibility of any incentive stock options that are not tendered for exchange for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your option, the holding periods will continue to be measured from your original grant date.
          However, if the offer period lasts for 30 days or more, then any eligible options that are incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any shares received upon exercise of such options until more than 2 years from the date this offer commenced on October 21, 2010, and more than 1 year after the date you exercise such options, whichever date is later.
If you are a tax resident of multiple countries, there may be tax and social security consequences of more than one country that apply to you.
          If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.
Tax effects of RSUs for tax residents of China, Hong Kong, Israel, or Korea.
          Non-U.S. employees should carefully review Schedules C through F attached to this offer to determine whether participation in the offer could trigger any negative income tax, social insurance or other tax or legal consequences.
Risks Relating to Our Business Generally
          We depend on cable multiple system operators (MSOs) and telecommunications companies adopting advanced technologies for substantially all of our net revenues, and any decrease or delay in capital spending for these advanced technologies would harm our operating results, financial condition and cash flows.
     Almost all of our sales depend on cable MSOs and telecommunications companies adopting advanced technologies, and we expect these sales to continue to constitute a significant majority of our revenues for the foreseeable future. Demand for our products will depend on the magnitude and timing of capital spending by service providers on advanced technologies for constructing and upgrading their network infrastructure, and a reduction or delay in this spending could have a material adverse effect on our business.

     The capital spending patterns of our existing and potential customers are dependent on a variety of factors, including:
•	annual budget cycles;
•	overall consumer demand for video services and the acceptance of newly introduced services;
•	competitive pressures, including pricing pressures;
•	changes in general economic conditions due to fluctuations in the equity and credit markets or otherwise;
•	the impact of industry consolidation;
•	the strategic focus of our customers and potential customers;
•	technology adoption cycles and network architectures of service providers, and evolving industry standards that may impact them;
•	the status of federal, local and foreign government regulation of telecommunications and television broadcasting, and regulatory approvals that our customers need to obtain;
•	discretionary customer spending patterns;
•	bankruptcies and financial restructurings within the industry; and
•	work stoppages or other labor- or labor market-related issues that may impact the timing of orders and revenues from our customers.
     Since 2009, we have seen reduced capital spending by our customers for our key products. Any continued slowdown or delay in the capital spending by service providers for our products as a result of any of the above factors would likely have a significant adverse impact on our quarterly revenue and net losses.
          Our operating results are likely to fluctuate significantly and may fail to meet or exceed the expectations of securities analysts or investors or our guidance, causing our stock price to decline.
     Our operating results have fluctuated in the past and are likely to continue to fluctuate, on an annual and a quarterly basis, as a result of a number of factors, many of which are outside our control. These factors include:
•	market acceptance of new or existing products offered by us or our customers;
•	the level and timing of capital spending by our customers;
•	the timing, mix and amount of orders, especially from significant customers;
•	the level of our deferred revenue balances;
•	changes in market demand for our products;
•	our mix of products sold;
•	the mix of software and hardware products sold;

•	our unpredictable and lengthy sales cycles, which typically range from six to eighteen months;
•	the timing of revenue recognition on sales arrangements, which may include multiple deliverables and result in delays in recognizing revenue;
•	our ability to design, install and receive customer acceptance of our products;
•	materially different acceptance criteria in key customers’ agreements, which can result in large amounts of revenue being recognized, or deferred, as the different acceptance criteria are applied to large orders;
•	new product introductions by our competitors;
•	competitive market conditions, including pricing actions by our competitors;
•	our ability to complete complex development of our software and hardware on a timely basis;
•	unexpected changes in our operating expenses;
•	the impact of new accounting, income tax and disclosure rules;
•	the cost and availability of components used in our products;
•	the potential loss of key manufacturer and supplier relationships; and
•	changes in domestic and international regulatory environments.
     We establish our expenditure levels for product development and other operating expenses based on projected sales levels, and our expenses are relatively fixed in the short term. Accordingly, variations in the timing of our sales can cause significant fluctuations in our operating results. As a result of all these factors, our operating results in one or more future periods may fail to meet or exceed the expectations of securities analysts or investors or our guidance, which would likely cause the trading price of our common stock to decline substantially.

          Our customer base is highly concentrated, and there are a limited number of potential customers for our products. The loss of any of our key customers would likely reduce our revenues significantly.
     Historically, a large portion of our sales have been to a limited number of large customers. Our five largest customers accounted for approximately 73% of our net revenues for the six months ended June 30, 2010, compared to 78% of our net revenues for the six months ended June 30, 2009. Time Warner Cable and Verizon each represented 10% or more of our net revenues for the six months ended June 30, 2010. Charter Communications, Time Warner Cable and Verizon each represented 10% or more of our net revenues for the six months ended June 30, 2009. We believe that for the foreseeable future our net revenues will be concentrated in a limited number of large customers.
     We anticipate that a large portion of our revenues will continue to depend on sales to a limited number of customers, and we do not have contracts or other agreements that guarantee continued sales to these or any other customers. Consequently, reduced capital expenditures by any one of our larger customers (whether caused by adverse financial conditions, more cautious spending patterns due to the ongoing economic uncertainty or other factors) is likely to have a material negative impact on our operating results. For example, Verizon slowed the rollout of its FiOS system in 2009, which will continue to negatively impact our revenues. In addition, as the consolidation of ownership of cable MSOs and telecommunications companies continues, we may lose existing customers and have access to a shrinking pool of potential customers. We expect to see continuing industry consolidation due to the significant capital costs of constructing video, voice and data networks and for other reasons. Further business combinations may occur in our customer base, which will likely result in our customers gaining increased purchasing leverage over us. This may reduce the selling prices of our products and services and as a result may harm our business and financial results. Many of our customers desire to have two sources for the products we sell to them. As a result, our future revenue opportunities could be limited, and our profitability could be adversely impacted. The loss of, or reduction in orders from, any of our key customers would significantly reduce our revenues and have a material adverse impact on our business, operating results and financial condition.
          If revenues forecasted for a particular period are not realized in such period due to the lengthy, complex and unpredictable sales cycles of our products, our operating results for that or subsequent periods will be harmed.
     The sales cycles of our products are typically lengthy, complex and unpredictable and usually involve:
•	a significant technical evaluation period;
•	a significant commitment of capital and other resources by service providers;
•	substantial time required to engineer the deployment of new technologies for new video services;
•	substantial testing and acceptance of new technologies that affect key operations; and
•	substantial test marketing of new services with subscribers.
     For these and other reasons, our sales cycles are generally between six and eighteen months, but can last longer. If orders forecasted for a specific customer for a particular quarter do not occur in that quarter, our operating results for that quarter or subsequent quarters could be substantially lower than anticipated. Our quarterly and annual results may fluctuate significantly due to revenue recognition rules and the timing of the receipt of customer orders.
     Additionally, we derive a large portion of our net revenues from sales that include the network design, installation and integration of equipment, including equipment acquired from third parties to be integrated with our products to the specifications of our customers. We base our revenue forecasts on the estimated timing to complete the network design, installation and integration of our customer projects and customer acceptance of those products. The systems of our customers are both diverse and complex, and our ability to configure, test and integrate our systems with other elements of our customers’ networks depends on technologies provided to our customers by third parties. As a result, the timing of our revenue related to the implementation of our solutions in these complex networks is difficult to predict and could result in lower than expected revenue in any particular quarter. Similarly, our ability to deploy our equipment in a timely fashion can be subject to a number of other risks, including the availability of skilled engineering and technical personnel, the availability of equipment produced by third parties and our customers’ need to obtain regulatory approvals.
          The markets in which we operate are intensely competitive, many of our competitors are larger, more established and better capitalized than we are, and some of our competitors have integrated products performing functions similar to our products into their existing network infrastructure offerings, and consequently our existing and potential customers may decide against using our products in their networks, which would harm our business.
     The markets for selling network-based hardware and software products to service providers are extremely competitive and have been characterized by rapid technological change. We compete broadly with system suppliers including ARRIS Group, Cisco Systems, Harmonic, Motorola, SeaChange International and a number of smaller companies. Many of our competitors are substantially larger and have greater financial, technical, marketing and other resources than we have. Given their capital resources, long-standing relationships with service providers worldwide, and broader product lines, many of these large organizations are in a better position to withstand any significant reduction in capital spending by customers in these markets. If we are unable to overcome these resource advantages, our competitive position would suffer.
     In addition, other providers of network-based hardware and software products offer functionality aimed at solving similar problems addressed by our products. For example, several vendors have announced products designed to compete with our Switched Digital Video solution. The inclusion of functionality perceived to be similar to our product offerings in our competitors’ products that already have been accepted as necessary components of network architecture may have an adverse effect on our ability to market and sell our products. In addition, our customers’ other vendors that can provide a broader product offering may be able to offer pricing or other concessions that we are not able to match because we currently offer a more modest suite of products and have fewer resources. If our existing or potential customers are reluctant to add network infrastructure from new vendors or otherwise decide to work with their other existing vendors, our business, operating results and financial condition will be adversely affected.
     In recent years, we have seen consolidation among our competitors, such as Cisco’s acquisition of Scientific Atlanta, Motorola’s acquisition of Terayon, and purchases of Video on Demand, or VOD, solutions by each of ARRIS Group, Cisco, Harmonic and Motorola. In addition, some of our competitors have entered into strategic relationships with one another to offer a more comprehensive solution than would be available individually. We expect this trend to continue as companies attempt to strengthen or maintain their market positions in the evolving industry for video by increasing the amount of commercial and technical integration of their video products. Due to our comparatively small size and comparatively narrow product offerings, our ability to compete will depend on our ability to partner with companies to offer a more complete overall solution. If we fail to do so, our competitive position will be harmed and our sales will likely suffer. These combined companies may offer more compelling product offerings and may be able to offer greater pricing flexibility, making it more difficult for us to compete while sustaining acceptable gross margins. Finally, continued industry consolidation may impact customers’ perceptions of the viability of smaller companies, which may affect their willingness to purchase products from us. These competitive pressures could harm our business, operating results and financial condition.
          Lower deferred revenue balances will make future period results less predictable.
     Historically, we have had relatively high deferred revenue balances at quarter end, which has provided us with some measure of predictability for future periods. However, our deferred revenue balance as of June 30, 2010 was lower than December 31, 2009. This lower deferred revenue balance makes our quarterly revenue more dependent on orders both received and shipped within the same quarter, and therefore less predictable. This lack of deferred revenues could cause additional revenue volatility and harm our stock price.

          We have been unable to achieve sustained profitability, which could harm the price of our stock.
     Historically, we have experienced significant operating losses and we were not profitable in the six months ended June 30, 2010. If we fail to achieve or sustain profitability in the future, it will harm our long-term business and we may not meet the expectations of the investment community, which would have a material adverse impact on our stock price.
          We may not accurately anticipate the timing of the market needs for our products and develop such products at the appropriate times at significant research and development expense, or we may not gain market acceptance of our several emerging video services and/or adoption of new network architectures and technologies, any of which could harm our operating results and financial condition.
     Accurately forecasting and meeting our customers’ requirements is critical to the success of our business. Forecasting to meet customers’ needs is particularly difficult for newer products and products under development. Our ability to meet customer demand depends on our ability to configure our solutions to the complex architectures that our customers have developed, the availability of components and other materials and the ability of our contract manufacturers to scale their production of our products. Our ability to meet customer requirements depends on our ability to obtain sufficient volumes of required components and materials in a timely fashion. If we fail to meet customers’ supply expectations, our net revenues will be adversely affected, and we will likely lose business. In addition, our priorities for future product development are based on how we expect the market for video services to develop in the U.S. and in international markets.
     Future demand for our products will depend significantly on the growing market acceptance of several emerging video services including HDTV, addressable advertising, video delivered over telecommunications company networks and video delivered over Internet Protocol by cable MSOs. The effective delivery of these services will depend on service providers developing and building new network architectures to deliver them. If the introduction or adoption of these services or the deployment of these networks is not as widespread or as rapid as we or our customers expect, our revenue opportunities will be limited.
     Our product development efforts require substantial research and development expense, as we develop new technology, including the BigBand MSP2000 and technology primarily related to the delivery of video over IP networks. In addition, as many of our products are new solutions, there is a risk of delays in delivery of these solutions. Our research and development expense was $13.1 million for the three months ended June 30, 2010, and there can be no assurance that we will achieve an acceptable return on our research and development efforts, and no assurance that we will be able to deliver our solutions in time to achieve market acceptance.
     Additionally, our customers are adopting new technologies, standards and formats. In particular, service providers are transitioning from delivering video via radio frequency, which products have historically represented a large majority of our revenues, to delivering video over IP. While we are in the process of developing products based on this and other new formats in order to remain competitive, we do not have such products at this time and cannot be certain when, if at all, we will have products in support of such new formats.
          Our ability to grow will depend significantly on our delivery of products that help enable telecommunications companies to provide video services. If the demand for video services from telecommunications companies does not materialize or if these service providers find alternative methods of delivering video services, future sales of our video products will suffer.
     We have generated significant revenues from a single telecommunications company. Our ability to grow will depend on our selling video products to additional telecommunications companies. Although a number of our existing products are being deployed in telecom networks, we will need to devote considerable resources to obtain orders, qualify our products and hire knowledgeable personnel to address telecommunications company customers, each of which will require significant time and financial commitment. These efforts may not be successful in the near future, or at all. If technological advancements allow telecommunications companies to provide video services without upgrading their current system infrastructure or provide them a more cost-effective method of delivering video services than our products, projected sales of our video products will suffer. Even if these providers choose our video solutions, they may not be successful in marketing video services to their customers, in which case additional sales of our products would likely be limited.
     Selling successfully to additional telecommunication companies will be a significant challenge for us. Several of our largest competitors have mature customer relationships with many of the largest telecommunications companies, while we have limited experience with sales and marketing efforts designed to reach these potential customers. In addition, telecommunications companies face specific network architecture and legacy technology issues that we have only limited expertise in addressing. If we fail to penetrate the telecommunications market successfully, our growth in revenues and our operating results would likely be adversely impacted.
          We anticipate that our gross margins will fluctuate with changes in our product mix and we expect decreases in the average selling prices of our hardware and software products, which will adversely impact our operating results.
     Our product gross margins declined for the three months ended June 30, 2010 compared to the three months ended June 30, 2009. Our industry has historically experienced a decrease in average selling prices. We anticipate that the average selling prices of our products will continue to decrease in the future in response to competitive pricing pressures, increased sales discounts and new product introductions by our competitors. We may experience substantial decreases in future operating results due to a decrease of our average selling prices. For example, our master agreement with Verizon provides for contractually-negotiated annual price reductions. Additionally, our failure to develop and introduce new products on a timely basis would likely contribute to a decline in our gross margins, which could have a material adverse effect on our operating results and cause the price of our common stock to decline. We also anticipate that our gross margins will fluctuate from period to period as a result of the mix of products we sell in any given period. If our sales of lower margin products significantly expand in future quarterly periods, our overall gross margin levels and operating results would be adversely impacted.
          Continued uncertain general economic conditions may adversely affect our financial condition and results of operations and make our future business more difficult to forecast and manage.
     Our business is sensitive to changes in general economic conditions, both in the U.S. and globally. Due to the continued tight credit markets and concerns regarding the availability of credit, our current or potential customers may delay or reduce purchases of our products, which would adversely affect our revenues and therefore harm our business and results of operations.
     More generally, we are unable to predict how long the current economic uncertainty will last. There can be no assurances that government responses to the recession will restore confidence in the U.S. and global economies. We expect our business to be adversely impacted by any significant or prolonged uncertainty in the U.S. or global economies as our customers’ capital spending is expected to be reduced during an economic downturn. The uncertainty regarding the U.S. and global economies also has made it more difficult for us to forecast and manage our business.
          We must manage our business effectively even if our infrastructure, management and resources might be strained due to our expense reduction efforts and recent officer departures.
     In the past several years, including this year, we have undertaken several reductions in force, experienced a number of changes in our executive management (including the recent departures of our chief operating officer, chief financial officer and the senior vice president of worldwide sales) and implemented other cost reduction measures. Effectively managing our business with reduced headcount and expenses in some areas will likely place increased strain on our existing resources. In particular, the departure of our chief operating officer and the senior vice president of worldwide sales in March 2010 (neither of which we replaced) has placed place additional strain on our existing team and there can be no assurance that the departure of these officers will not disrupt our business operations, customer relationships or other matters. In addition, we may need to expand and otherwise improve our internal systems, including our management information systems, customer relationship and support systems, and operating, administrative and financial systems and controls. These efforts may require us to make significant capital expenditures or incur significant expenses, and divert the attention of management, sales, support and finance personnel from our core business operations, which may adversely affect our financial performance in future periods. Moreover, to the extent we grow in the future, such growth will result in increased responsibilities for our management personnel. Managing any future growth will require substantial resources that we may not have or otherwise be able to obtain.
          Our efforts to develop additional channels to market and sell our products internationally may not succeed.
     Our video solutions traditionally have been sold directly to large cable MSOs with recent sales directly to telecommunications companies. To date, we have not focused on smaller service providers and have had only limited access to service providers in certain international markets, including Asia and Europe. Although we intend to establish strategic relationships with leading distributors worldwide in an attempt to reach new customers, we may not succeed in establishing these relationships. Even if we do establish these relationships, the distributors may not succeed in marketing our products to their customers. Some of our competitors have established long-standing relationships with cable MSOs and telecommunications companies that may limit our and our distributors’ ability to sell our products to those customers. Even if we were to sell our products to those customers, it would likely not be based on long-term commitments, and those customers would be able to terminate their relationships with us at any time without significant penalties.
     International sales represented 10.8% of our net revenues for the six months ended June 30, 2010 compared to 14.7% for six months ended June 30, 2009. Our international sales depend on our development of indirect sales channels in Europe and Asia through distributor and reseller arrangements with third parties. However, we may not be able to successfully enter into additional reseller and/or distribution agreements and/or may not be able to successfully manage our product sales channels. In addition, many of our resellers also sell products from other vendors that compete with our products and may choose to focus on products of those vendors. Additionally, our ability to utilize an indirect sales model in these international markets will depend on our ability to qualify and train those resellers to perform product installations and to provide customer support. If we fail to develop and cultivate relationships with significant resellers, or if these resellers do not succeed in their sales efforts (whether because they are unable to provide support or otherwise), we may be unable to grow or sustain our revenue in international markets.
          We are exposed to fluctuations in currency exchange rates, which could negatively affect our financial results and cash flows.
     Because a substantial portion of our employee base is located in Israel, we are exposed to fluctuations in currency exchange rates between the U.S. dollar and the Israeli New Shekel. These fluctuations could have a material adverse impact on our financial results and cash flows. A decrease in the value of the U.S. dollar relative to foreign currencies could increase our operating expenses and the cost of raw materials to the extent that we must purchase components or pay employees in foreign currencies.
     Currently, we hedge a portion of our anticipated future expenses and certain assets and liabilities denominated in the Israeli New Shekel. The hedging activities we undertake are intended to partially offset the impact of currency fluctuations. As our hedging program is relatively short-term in nature, a material long-term change in the value of the U.S. dollar versus the Israeli New Shekel could increase our operating expenses in the future.
          Our products must interoperate with many software applications and hardware found in our customers’ networks. If we are unable to ensure that our products interoperate properly, our business would be harmed.

     Our products must interoperate with our customers’ existing networks, which often have varied and complex specifications, utilize multiple protocol standards, software applications and products from multiple vendors, and contain multiple generations of products that have been added over time. As a result, we must continually ensure that our products interoperate properly with these existing networks. To meet these requirements, we must undertake development efforts that require substantial capital investment and employee resources. We may not accomplish these development efforts quickly or cost-effectively, if at all. For example, our products currently interoperate with set-top boxes marketed by vendors such as Cisco Systems and Motorola and with VOD servers marketed by ARRIS Group and SeaChange. If we fail to maintain compatibility with these set-top boxes, VOD servers or other software or equipment found in our customers’ existing networks, we may face substantially reduced demand for our products, which would adversely affect our business, operating results and financial condition.
     We have entered into interoperability arrangements with a number of equipment and software vendors for the use or integration of their technology with our products. In these cases, the arrangements give us access to and enable interoperability with various products in the digital video market that we do not otherwise offer. If these relationships fail, we will have to devote substantially more resources to the development of alternative products and the support of our products, and our efforts may not be as effective as the combined solutions with our current partners. In many cases, these parties are either companies with which we compete directly in other areas, such as Motorola, or companies that have extensive relationships with our existing and potential customers and may have influence over the purchasing decisions of these customers. A number of our competitors have stronger relationships with some of our existing and potential partners and, as a result, our ability to successfully partner with these companies may be harmed. Our failure to establish or maintain key relationships with third party equipment and software vendors may harm our ability to successfully sell and market our products. We are currently investing significant resources to develop these relationships. Our operating results could be adversely affected if these efforts do not generate the revenues necessary to offset this investment.
     In addition, if we find errors in the existing software or defects in the hardware used in our customers’ networks or problematic network configurations or settings, as we have in the past, we may have to modify our software or hardware so that our products will interoperate with our customers’ networks. This could cause longer installation times for our products and could cause order cancellations, either of which would adversely affect our business, operating results and financial condition.
          Our ability to sell our products is highly dependent on the quality of our support and services offerings, and our failure to offer high-quality support and services would have a material adverse effect on our sales and results of operations.
     Once our products are deployed within our customers’ networks, our customers depend on our support organization to resolve any issues relating to our products. If we or our channel partners do not effectively assist our customers in deploying our products, or succeed in helping our customers quickly resolve post-deployment issues and provide effective ongoing support, our ability to sell our products to existing customers would be adversely affected and our reputation with potential customers could be harmed. In addition, as we expand our operations internationally, our support organization will face additional challenges including those associated with delivering support, training and documentation in languages other than English. Our failure to maintain high-quality support and services would have a material adverse effect on our business, operating results and financial condition.
          If we fail to comply with new laws and regulations, or changing interpretations of existing laws or regulations, our future revenues could be adversely affected.
     Our products are subject to various legal and regulatory requirements and changes. For example, effective June 12, 2009, federal law required that television broadcast stations stop broadcasting in analog format and broadcast only in digital format. This change may have accelerated the timing of sales of our digital products, and consequently the revenue associated with our broadcast solutions may not continue at recent levels, which could disappoint our investors causing our stock price to fall. These and other similar implementations of laws and interpretations of existing regulations could cause our customers to forgo or change the timing of spending on new technology rollouts, such as switched digital video, which could make our results more difficult to predict, or harm our revenues.
     Additionally, governments in the U.S. and other countries have adopted laws and regulations regarding privacy and advertising that could impact important aspects of our business. In particular, governments are considering new limits or requirements with respect to our customers’ collection, use, storage and disclosure of personal information for marketing purposes. Any legislation enacted or regulation issued could dampen the growth and acceptance of addressable advertising which is enabled by our products. If the use of our products to increase advertising revenue is limited or becomes unlawful, our business, results of operations and financial condition would be harmed.
          Our expansion of international operations or reliance on operations of contract manufacturers or developers may not succeed.
     As of June 30, 2010, approximately 82% of our research and development headcount was located outside the U.S., primarily in Israel and increasingly in China. Managing research and development operations in numerous locations requires substantial management oversight. If we are unable to expand our international operations successfully and in a timely manner, our business, operating results and financial condition may be harmed. Such expansion may be more difficult or could take longer than we anticipate, and we may not be able to successfully market, sell, deliver and support our products internationally.
     Our international operations, and the international operations of our contract manufacturers and our outsourced development contractors, are subject to a number of risks, including:
•	continued uncertainty in the global economy;
•	fluctuations in the value of local currencies in the markets we are attempting to penetrate may adversely affect the price competitiveness of our products;
•	fluctuations in currency exchange rates, primarily fluctuations in the Israeli New Shekel, may have an adverse effect on our operating costs;
•	political and economic instability;
•	unpredictable changes in foreign government regulations and telecommunications standards;
•	legal, cultural and language differences in the conduct of business;
•	import and export license requirements, tariffs, taxes and other trade barriers;
•	potentially adverse tax consequences;
•	the burden of complying with a wide variety of foreign laws, treaties and technical standards;
•	acts of war or terrorism and insurrections;
•	difficulty in staffing and managing foreign operations; and
•	changes in economic policies by foreign governments.

     The effects of any of the risks described above could reduce our future revenues or increase our costs from our international operations.
          Our business is subject to the risks of warranty returns, product liability and product defects.
     Products like ours are very complex and can frequently contain undetected errors or failures, especially when first introduced or when new versions are released. Despite testing, errors may occur. Product errors could affect the performance of our products, delay the development or release of new products or new versions of products, adversely affect our reputation and our customers’ willingness to buy products from us and adversely affect market acceptance or perception of our products. Any such errors or delays in releasing new products or new versions of products or allegations of unsatisfactory performance could cause us to lose revenue or market share, increase our service costs, cause us to incur substantial costs in redesigning the products, subject us to liability for damages and divert our resources from other tasks, any one of which could materially adversely affect our business, results of operations and financial condition. Our products must successfully interoperate with products from other vendors. As a result, when problems occur in a network, it may be difficult to identify the sources of these problems. The occurrence of hardware and software errors, whether or not caused by our products, could result in the delay or loss of market acceptance of our products, and therefore delay our ability to recognize revenue from sales, and any necessary revisions may cause us to incur significant expenses. The occurrence of any such problems could harm our business, operating results and financial condition.
     Although we have limitation of liability provisions in our standard terms and conditions of sale, they may not fully or effectively protect us from claims as a result of federal, state or local laws or ordinances or unfavorable judicial decisions in the U.S. or other countries. The sale and support of our products also entails the risk of product liability claims. We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not adequately cover any claim asserted against us. In addition, even claims that ultimately are unsuccessful could result in our expenditure of funds in litigation and divert management’s time and other resources.
          Regional instability in Israel may adversely affect business conditions and may disrupt our operations and negatively affect our operating results.
     A substantial portion of our research and development operations and our contract manufacturing occurs in Israel. As of June 30, 2010, we had 166 full-time employees located in Israel. We also have customer service, marketing and general and administrative employees at this facility. Accordingly, we are directly influenced by the political, economic and military conditions affecting Israel, and any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could significantly harm our business. In addition, in the past, Israel and companies doing business with Israel have been the subject of an economic boycott. Israel has also been and is subject to civil unrest and terrorist activity, with varying levels of severity, for the last decade. Security and political conditions may have an adverse impact on our business in the future. Hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and make it more difficult for us to retain or recruit qualified personnel in Israel.
     In addition, most of our employees in Israel are obligated to perform annual reserve duty in the Israeli Defense Forces and several have been called for active military duty in connection with intermittent hostilities over the years. Should hostilities in the region escalate again, some of our employees would likely be called to active military duty, possibly resulting in interruptions in our sales and development efforts and other impacts on our business and operations, which we cannot currently assess.
          We depend on a limited number of third parties to provide key components of, and to provide manufacturing and assembly services with respect to, our products.
     We and our contract manufacturers obtain many components necessary for the manufacture or integration of our products from a sole supplier or a limited group of suppliers. We or our contract manufacturers do not always have long-term agreements in place with such suppliers. As an example, we do not have a long-term purchase agreement in place with PowerOne, the sole supplier of power supplies for our products. Our direct and indirect reliance on sole or limited suppliers involves several risks, including the inability to obtain an adequate supply of required components, and reduced control over pricing, quality and timely delivery of components. Our ability to deliver our products on a timely basis to our customers would be materially adversely impacted if we or our contract manufacturers needed to find alternative replacements for (as examples) the chassis, chipsets, central processing units or power supplies that we use in our products. Significant time and effort would be required to locate new vendors for these alternative components, if alternatives are even available. Moreover, the lead times required by the suppliers of some components are lengthy and preclude rapid changes in quantity requirements and delivery schedules. Even as we increase our use of standardized components, we may experience supply chain issues, particularly as a result of market volatility. Such volatility could lead suppliers to decrease inventory, which in turn would lead to increased manufacturing lead time for us. In addition, increased demand by third parties for the components we use in our products (for example, Field Programmable Gate Arrays or other semiconductor technology) may lead to decreased availability and higher prices for those components from our suppliers, since we carry little inventory of our products and product components. As a result, we may not be able to secure enough components at reasonable prices or of acceptable quality to build products in a timely manner, which would impact our ability to deliver products to our customers, and our business, operating results and financial condition would be adversely affected.
     For manufacturing and assembly, we currently rely exclusively on a number of suppliers including Flextronics or Benchmark, depending on the product, to assemble our products, manage our supply chain and negotiate component costs for our solutions. Our reliance on these contract manufacturers reduces our control over the assembly process, exposing us to risks, including reduced control over quality assurance, production costs and product supply. If we fail to manage our relationships with these contract manufacturers effectively, or if these contract manufacturers experience delays (including delays in their ability to purchase components, as noted above), disruptions, capacity constraints or quality control problems in their operations, our ability to ship products to our customers could be impaired and our competitive position and reputation could be harmed. If these contract manufacturers are unable to negotiate with their suppliers for reduced component costs, our operating results would be harmed. Qualifying a new contract manufacturer and commencing volume production is expensive and time-consuming. If we are required to change contract manufacturers, we may lose net revenues, incur increased costs and damage our customer relationships.
          Our failure to adequately protect our intellectual property and proprietary rights, or to secure such rights on reasonable terms, may adversely affect us.
     We hold numerous issued U.S. patents and have a number of patent applications pending in the U.S. and foreign jurisdictions. Although we attempt to protect our intellectual property rights through patents, copyrights, trademarks, licensing arrangements, maintaining certain technology as trade secrets and other measures, we cannot be sure that any patent, trademark, copyright or other intellectual property rights owned by us will not be invalidated, circumvented or challenged, that such intellectual property rights will provide competitive advantages to us or that any of our pending or future patent applications will be issued with the scope of the claims sought by us, if at all. Despite our efforts, other competitors may be able to develop technologies that are similar or superior to our technology, duplicate our technology to the extent it is not protected, or design around the patents that we own. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries in which we do business or may do business in the future.
     The steps that we have taken may not prevent misappropriation of our technology. In addition, to prevent misappropriation we may need to take legal action to enforce our patents and other intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. For example, on June 5, 2007, we filed a lawsuit in federal court against Imagine Communications, Inc., alleging patent infringement. This and other potential intellectual property litigation could result in substantial costs and diversion of resources and could negatively affect our business, operating results and financial condition.

     In order to successfully develop and market certain of our planned products, we may be required to enter into technology development or licensing agreements with third parties whether to avoid infringement or because we believe a specific functionality is necessary for a successful product launch. These third parties may be willing to enter into technology development or licensing agreements only on a costly royalty basis or on terms unacceptable to us, or not at all. Our failure to enter into technology development or licensing agreements on reasonable terms, when necessary, could limit our ability to develop and market new products and could cause our business to suffer. For example, we could face delays in product releases until alternative technology can be identified, licensed or developed, and integrated into our current products. These delays, if they occur, could adversely affect our business, operating results and financial condition.
          We may face intellectual property infringement claims from third parties.
     Our industry is characterized by the existence of an extensive number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. From time to time, third parties have asserted and may assert patent, copyright, trademark and other intellectual property rights against us or our customers. Our suppliers and customers may have similar claims asserted against them. We have agreed to indemnify some of our suppliers and customers for alleged patent infringement. The scope of this indemnity varies, but, in some instances, includes indemnification for damages and expenses including reasonable attorneys’ fees. Any future litigation, regardless of its outcome, could result in substantial expense and significant diversion of the efforts of our management and technical personnel. An adverse determination in any such proceeding could subject us to significant liabilities, temporary or permanent injunctions or require us to seek licenses from third parties or pay royalties that may be substantial. Furthermore, necessary licenses may not be available on satisfactory terms, or at all.
          Our use of open source and third-party software could impose limitations on our ability to commercialize our products.
     We incorporate open source software into our products, including certain open source code which is governed by the GNU General Public License, Lesser GNU General Public License and Common Development and Distribution License. The terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our products. In such event, we could be required to seek licenses from third parties in order to continue offering our products, make generally available, in source code form, proprietary code that links to certain open source modules, re-engineer our products, discontinue the sale of our products if re-engineering could not be accomplished on a cost-effective and timely basis, or become subject to other consequences, any of which could adversely affect our business, operating results and financial condition.
     We may engage in future acquisitions that dilute the ownership interests of our stockholders, cause us to use a significant portion of our cash, incur debt or assume contingent liabilities.
     As part of our business strategy, from time to time, we review potential acquisitions of other businesses, and we may acquire businesses, products, or technologies in the future. In the event of any future acquisitions, we could:
•	issue equity securities which would dilute our current stockholders’ percentage ownership;
•	incur substantial debt;
•	assume contingent liabilities; or

•	spend significant cash.

     These actions could harm our business, operating results and financial condition, or the price of our common stock. Moreover, even if we do obtain benefits from acquisitions in the form of increased sales and earnings, there may be a delay between the time when the expenses associated with an acquisition are incurred and the time when we recognize such benefits. This is particularly relevant in cases where it is necessary to integrate new types of technology into our existing portfolio and where new types of products may be targeted for potential customers with which we do not have pre-existing relationships. Acquisitions and investment activities also entail numerous risks, including:
•	difficulties in the assimilation of acquired operations, technologies and/or products;
•	unanticipated acquisition transaction costs;
•	the diversion of management’s attention from other business;
•	adverse effects on existing business relationships with suppliers and customers;
•	risks associated with entering markets in which we have no or limited prior experience;
•	the potential loss of key employees of acquired businesses;
•	difficulties in the assimilation of different corporate cultures and practices; and
•	substantial charges for the amortization of certain purchased intangible assets, deferred stock compensation or similar items.
     We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future, and our failure to do so could have a material adverse effect on our business, operating results and financial condition.
          Negative conditions in the global credit markets may impair the value or reduce the liquidity of a portion of our investment portfolio.
     As of June 30, 2010, we had $33.1 million in cash and cash equivalents and $130.0 million in investments in marketable debt securities. Historically, we have invested these amounts primarily in government agency debt securities, corporate debt securities, commercial paper, auction rate securities, money market funds and taxable municipal debt securities meeting certain criteria. We currently hold no mortgaged-backed or auction rate securities. However, our investments are subject to general credit, liquidity, market and interest rate risks, which may be exacerbated by the ongoing uncertainty in the U.S. and global credit markets that have affected various sectors of the financial markets and caused global credit and liquidity issues. In the future, these market risks associated with our investment portfolio may harm the results of our operations, liquidity and financial condition.
     Although we believe we have chosen a more cautious portfolio designed to preserve our existing cash position, it may not adequately protect the value of our investments. Furthermore, this more cautious portfolio is unlikely to provide us with any significant interest income in the near term.
          If we do not adequately manage and evolve our financial reporting and managerial systems and processes, our operating results and financial condition may be harmed.
     Our ability to successfully implement our business plan and comply with regulations applicable to being a public reporting company requires an effective planning and management process. We expect that we will need to continue to improve existing, and implement new, operational and financial systems, procedures and controls to manage our business effectively in the future. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, could harm our ability to accurately forecast sales demand, manage our supply chain and record and report financial and management information on a timely and accurate basis. In addition, the successful enhancement of our operational and financial systems, procedures and controls will result in higher general and administrative costs in future periods, and may adversely impact our operating results and financial condition.
          While we believe that we currently have proper and effective internal control over financial reporting, we must continue to comply with laws requiring us to evaluate those internal controls.
     We are required to comply with Section 404 of the Sarbanes-Oxley Act of 2002. The provisions of the act require, among other things, that we evaluate the effectiveness of our internal control over financial reporting and disclosure controls and procedures. Ensuring that we have adequate internal financial and accounting controls and procedures in place to help produce accurate financial statements on a timely basis is a costly and time-consuming effort. For example, our accounting for income taxes requires considerable, specific knowledge of various tax acts, both foreign and domestic, and also involves several subjective judgments that could lead to fluctuations in our results of operations should some or all events not occur as anticipated. We incur significant costs and demands upon management as a result of complying with these laws and regulations affecting us as a public company. If we fail to maintain proper and effective internal controls in future periods, it could adversely affect our ability to run our business effectively and could cause investors to lose confidence in our financial reporting.
          We are subject to import/export controls that could subject us to liability or impair our ability to compete in international markets.
     Our products are subject to U.S. export controls and may be exported outside the U.S. only with the required level of export license or through an export license exception, in most cases because we incorporate encryption technology into our products. In addition, various countries regulate the import of certain encryption technology and have enacted laws that could limit our ability to distribute our products or could limit our customers’ ability to implement our products in those countries. Changes in our products or changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their global systems or, in some cases, prevent the export or import of our products to certain countries altogether. Any change in export or import regulations or related legislation, shift in approach to the enforcement or scope of existing regulations, or change in the countries, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers internationally.
     In addition, we may be subject to customs duties and export quotas, which could have a significant impact on our revenue and profitability. While we have not yet encountered significant regulatory difficulties in connection with the sales of our products in international markets, the future imposition of significant customs duties or export quotas could have a material adverse effect on our business.

          Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, and to interruption by manmade problems such as computer viruses or terrorism.
     Our corporate headquarters is located in the San Francisco Bay area, a region known for seismic activity. A significant natural disaster, such as an earthquake, fire or a flood, could have a material adverse impact on our business, operating results and financial condition. In addition, our computer servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. In addition, acts of terrorism or war or public health outbreaks could cause disruptions in our or our customers’ business or the economy as a whole. To the extent that such disruptions result in delays or cancellations of customer orders, or the deployment of our products, our business, operating results and financial condition would be adversely affected.

THE OFFER
1. Eligibility.
          An “eligible employee” refers to an employee of BigBand or any of its subsidiaries that resides in the U.S., China, Hong Kong, Israel or Korea as of the start of the offer and remains an employee of BigBand or any of its subsidiaries resident in any such country through the expiration of the offer and the RSU grant date. Our executive officers are eligible employees and therefore may participate in the offer. However, the non-employee members of our board of directors are not eligible employees and therefore may not participate in the offer. Our directors and executive officers are listed on Schedule A to this Offer to Exchange.
          To receive a grant of RSUs as part of this offer, you must remain an employee of BigBand or its subsidiaries through the RSU grant date, which will be the same U.S. calendar day as the cancellation date. If you do not remain employed by BigBand or its subsidiaries through the RSU grant date, you will keep your current eligible options and they will vest and expire in accordance with their original terms. If we do not extend the offer, the RSU grant date will be November 18, 2010. Except as provided by applicable law and/or any employment agreement between you and BigBand or its subsidiaries, your employment with BigBand or its subsidiaries will remain “at-will” and can be terminated by you or BigBand or its subsidiaries at any time, with or without cause or notice. In order to vest in your RSUs and receive the shares subject to the RSU, you must remain a service provider to BigBand or its subsidiaries through each relevant vesting date.
2. Number of RSUs; expiration date.
          Subject to the terms and conditions of this offer, we will accept for exchange options granted with an exercise price greater than or equal to $3.50 per share, whether vested or unvested, that were granted under the 2007 Plan or 2003 Plan, are held by eligible employees, are outstanding and unexercised as of the expiration date of the offer, are properly elected to be exchanged, and are not validly withdrawn before the expiration date of the offer. In order to be eligible, options must be outstanding on the expiration date of the offer. For example, if a particular option grant expires during the offering period, that option grant is not eligible for exchange.
          Participation in this offer is completely voluntary. You may decide which of your eligible option grants you wish to exchange. If you hold more than one eligible option grant, however, you may choose to exchange one or more of such eligible option grants without having to exchange all of your eligible option grants. If you elect to participate in this offer, you must exchange all of the shares subject to any particular eligible option grant that you choose to exchange. We are not accepting partial tenders of eligible option grants. If you elect to participate in this offer with respect to any partially exercised eligible option grant, you must exchange the entire remaining unexercised and outstanding portion of such option grant.
          For example, if you hold (1) an eligible option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an eligible option grant to purchase 1,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three eligible option grants, or any two of the three eligible option grants, or any one of the three eligible option grants, or none at all. You may not elect to exchange a partial amount under any eligible option grant (such as an election to exchange only 150 shares of the remaining 300 shares under the first eligible option grant).
          If you have an eligible option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee of BigBand or its subsidiaries beneficially owns a portion of that eligible option grant, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option grant if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. We are not accepting partial tenders of eligible option grants. Therefore, you may not accept this offer with respect to a portion of an eligible option grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else, or vice versa. You are the legal owner of the eligible option grant, and as a result, we will respect an election to exchange such eligible option grant pursuant to the offer that is made by you and accepted by us. However, we will not be responsible to you or the beneficial owner of the eligible option grant for any action taken by you with respect to such eligible option grant. Accordingly, you should consider carefully whether to make an election to exchange any eligible option grant that is not completely beneficially owned by you.
          For example, if you are an eligible employee and you hold an eligible option grant covering 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 600 of the remaining 2,000 shares not beneficially owned by your former spouse, then you may elect to exchange the 2,400 shares that remain outstanding subject to the eligible option grant, or you may elect not to participate in the offer at all with respect to this eligible option grant. These are your only choices with respect to this eligible option grant.
          All eligible employees who properly tender eligible options pursuant to this offer will receive RSUs. RSUs are promises by BigBand to issue shares of our common stock in the future provided that the vesting criteria are satisfied. You do not have to make any cash payment to BigBand to receive your RSUs or the common stock upon vesting of your RSUs.
Exchange Ratios
          Subject to the terms of this offer and upon our acceptance of your properly tendered options, your exchanged options will be cancelled and you will be granted RSUs. This offer is not a one-for-one exchange of your eligible options for RSUs. Eligible options cancelled pursuant to the offer will be exchanged for a lesser number of RSUs on the basis of an exchange ratio applied to exchanged options on a grant-by-grant basis. If you participate in the offer, you will receive such lesser number of RSUs.
          The following table shows the exchange ratios that will be applied to your exchanged options to determine the number of RSUs you would receive pursuant to the offer:

Exchange Ratio
Per Share Exercise Price of Eligible Options	(the number of options exchanged for one RSU)
$0.01 to $3.49	N/A
$3.50 to $4.96	2.50 to 1
$4.97 to $5.98	3.00 to 1
$5.99 to $9.91	4.00 to 1
$9.92 and higher	5.00 to 1
          The exchange ratios apply to each of your eligible option grants separately based on the per share exercise price of each such eligible option grant. This means that the various eligible option grants you hold may be subject to different exchange ratios. Your eligible options that are cancelled pursuant to the offer will be exchanged for a lesser number of RSUs equal to: (a) the number of shares of our common stock underlying the grant of exchanged options, divided by (b) the exchange ratio, with any fractional shares: (x) rounded up to the nearest whole RSU if such fraction is greater than or equal to 0.5, on a grant-by-grant basis, or (y) rounded down to the nearest whole RSU if such fraction is less than 0.5, on a grant-by-grant basis.

          Please refer to the grant information available via the offer website that lists your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of November 18, 2010, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of November 18, 2010, and the number of RSUs that would be issued in exchange for each eligible option grant.
If you are unable to access your grant information via the offer website, you may contact:
BigBand Networks Stock Option Exchange Call Center
Phone: (800) 764-7114 or (408) 912-1683
Email: BigBandExchange@sos-team.com
Example 1
          Assume that you hold an eligible option grant to purchase 1,000 shares with an exercise price of $5.98 per share. If you exchange this eligible option grant pursuant to the offer, then on the RSU grant date you will receive 333 RSUs. This is equal to the 1,000 shares divided by 3.00 (the exchange ratio for this eligible option grant), rounded to the nearest whole RSU.
Example 2
          Assume that you hold an eligible option grant to purchase 2,000 shares with an exercise price of $6.10 per share. If you exchange this eligible option grant pursuant to the offer, then on the RSU grant date you will receive 500 RSUs. This is equal to the 2,000 shares divided by 4.00 (the exchange ratio for this eligible option grant).
          For purposes of this offer, including the exchange ratios, the term “option” generally refers to an option to purchase one share of our common stock. For purposes of applying the exchange ratios, fractional RSUs will be rounded to the nearest whole RSU on a grant-by-grant basis.
          All RSUs will be subject to the terms of the 2007 Plan and the applicable RSU agreement between you and BigBand. The forms of RSU agreement under the 2007 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov and on the offer website at https://bigband.equitybenefits.com.
          The expiration date for this offer will be 9:00 p.m., Pacific Time, on November 18, 2010, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.
3. Purposes of the offer.
          The primary purpose of this offer is to improve the retention and incentive benefits of our equity awards. We believe that this offer will foster retention of valuable employees of BigBand and its subsidiaries, provide meaningful incentive to them, and better align the interests of employees and stockholders to maximize stockholder value.
          We issued the currently outstanding options to attract and retain the best available personnel and to provide incentive to employees of BigBand and its subsidiaries and other service providers. Our stock price has dropped substantially due to declining conditions in the industry as well as the uncertainty of the global economy and international markets, as well as revenue weakness in our business. As a result, a significant number of our outstanding options have exercise prices that are significantly higher than the current market price of our stock. These options commonly are referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to receive RSUs that have a greater retention value because such RSUs may provide a greater return than the underwater options.

          Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or active negotiations that relate to or would result in:
•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving BigBand;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the NASDAQ Global Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.
          From time to time, we evaluate acquisition and disposition opportunities. These transactions might be completed in the ordinary course of business consistent with past practice during the period that this offer is open, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.
          Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisors. You must make your own decision about whether to participate in this offer.
4. Procedures for electing to exchange options.
          Proper election to exchange options.
          Participation in this offer is voluntary. If you are an eligible employee, at the start of the offer you will receive a launch email from Amir Bassan-Eskenazi, our Chief Executive Officer and President, dated October 21, 2010, announcing this offer. If you want to participate in the offer, you must do one of the following by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on November 18, 2010:

          Elections via the Offer Website
1.	Access BigBand’s offer website by going to https://bigband.equitybenefits.com and enter your corporate email address and password. If this is the first time you are logging into the offer website, you should use the password provided to you in a separate email from equityoffer@bigbandnet.com, dated October 21, 2010.

2.	After logging into the offer website, review the information and proceed through to the “Make My Election” page. You will be provided with personalized information regarding the eligible option grants you hold, including your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of November 18, 2010, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of November 18, 2010, and the number of RSUs that would be issued in exchange for each eligible option grant.

3.	On the “Make My Election” page, select the appropriate box next to each of your eligible option grants to indicate which eligible option grants you choose to exchange pursuant to the offer.

4.	Proceed through the offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the Terms of Election, submit your election.

5.	Upon submitting your election, an Election Confirmation will be generated by the offer website. Please print and keep a copy of the Election Confirmation for your records.
          Elections via Fax
          Alternatively, you may submit your election form via facsimile by doing the following:
1.	Properly complete, sign and date the election form attached to the email from Amir Bassan-Eskenazi, our Chief Executive Officer and President, dated October 21, 2010, announcing the offer; and

2.	Fax the properly completed election form to:

BigBand Networks, Inc. Fax: (650) 362-9528
          We must receive your properly completed and submitted election by the expiration date. The expiration date will be 9:00 p.m., Pacific Time, on November 18, 2010, unless we extend the offer.
          If you participate in this offer, you can decide which of your eligible option grants you wish to exchange. To help you recall your outstanding eligible option grants and give you the information necessary to make an informed decision, please refer to the grant information available via the offer website that lists your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of November 18, 2010, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of November 18, 2010, and the number of RSUs that would be issued in exchange for each eligible option grant. If you are unable to access your grant information via the offer website, you may contact:
BigBand Networks Stock Option Exchange Call Center
Phone: (800) 764-7114 or (408) 912-1683
Email: BigBandExchange@sos-team.com

          Your election to participate becomes irrevocable after 9:00 p.m., Pacific Time, on November 18, 2010, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. Due to certain requirements under U.S. securities laws, an exception to this rule is that if we have not accepted your properly tendered options by 9:00 p.m., Pacific Time, on December 17, 2010, (which is the 40th U.S. business day following the commencement of the offer), you may withdraw your options at any time thereafter but prior to our acceptance.
          You may change your mind after you have submitted an election and withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the expiration date. You also may change your mind about which of your eligible option grants you wish to have exchanged. If you wish to include more or fewer eligible option grants in your election, you must complete and submit a new election before the expiration date by following the procedures described in Section 5. This new election must be properly completed, signed (electronically or otherwise) and dated after any prior elections you have submitted and must list all eligible option grants you wish to exchange. Any prior election will be disregarded. If you wish to withdraw some or all of the eligible option grants you elected for exchange, you may do so at any time before the expiration date by following the procedures described in Section 5.
          Your delivery of all documents, including elections, is at your risk. Only responses that are properly completed and actually received by us by the deadline will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election via the offer website, you should print and keep a copy of the Election Confirmation on the offer website at the time that you complete and submit your election. The printed Election Confirmation will provide evidence that you submitted your election. If you submit your election via the offer website or by facsimile, we intend to confirm the receipt of your election by email within 2 U.S. business days of receiving your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. Note that if you submit any election within the last 2 U.S. business days prior to the expiration of the offer, time constraints may prevent BigBand from providing confirmation by email prior to the expiration of the offer.
          This is a one-time offer, and we will strictly enforce the offering period. We reserve the right to reject any option tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.
          Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the cancellation date, which we presently expect will be November 18, 2010.
Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.
          We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election or any option elected to be exchanged that we determine is not in the appropriate form or that we determine is unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person are obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the offering period, subject only to an extension that we may grant in our discretion.
          Our acceptance constitutes an agreement.
          Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between BigBand and you upon the terms and subject to the conditions of this offer.
5. Withdrawal rights and change of election.
          You may change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this offer, only in accordance with the provisions of this section. You may change an election you previously made with respect to some or all of your eligible option grants at any time before the expiration date, which is expected to be 9:00 p.m., Pacific Time, on November 18, 2010. If we extend the offer, you may withdraw your eligible option grants at any time until the extended expiration date. In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 9:00 p.m., Pacific Time, on December 17, 2010 (which is the 40th U.S. business day following the commencement of the offer), you may withdraw your options at any time thereafter but prior to our acceptance.
          To change an election you previously made with respect to some or all of your eligible option grants, including an election to withdraw all of your eligible option grants from this offer, you must deliver a valid new election indicating only the eligible option grants you wish to exchange in the offer or a valid new election indicating that you reject the offer with respect to all of your eligible option grants, while you still have the right to withdraw the eligible option grants:
          Election Changes and Withdrawals via Offer Website
1.	Access BigBand’s offer website by going to https://bigband.equitybenefits.com and enter your corporate email address and password. If this is the first time you are logging into the offer website, you should use the password provided to you in a separate email from equityoffer@bigbandnet.com, dated October 21, 2010.

2.	After logging into the offer website, review the information and proceed through to the “Make My Election” page. You will be provided with personalized information regarding the eligible option grants you hold, including your eligible option grants, the grant date of your eligible option grants, the number of shares vested for each of your eligible option grants as of November 18, 2010, the exercise price of your eligible option grants, the number of outstanding shares subject to your eligible option grants as of November 18, 2010 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), and the number of RSUs that would be issued in exchange for each eligible option grant. Additionally, the offer website will indicate the selections you previously made with respect to eligible option grants you want to exchange pursuant to the offer.

3.	On the “Make My Election” page, select the appropriate box next to each of your eligible option grants to indicate whether or not you want to exchange those eligible option grants pursuant to the offer.

4.	Proceed through the offer website following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing and agreeing to the Terms of Election, submit your election.

5.	Upon submitting your election, an Election Confirmation will be generated by the offer website. Please print and keep a copy of the Election Confirmation for your records.
          Election Changes and Withdrawals via Fax
          Alternatively, you may submit your change of election or withdrawal of your election via facsimile by doing the following:
1.	Properly complete, date and sign the election form attached to the email from Amir Bassan-Eskenazi, our Chief Executive Officer and President, dated October 21, 2010, announcing the offer; and

2.	Fax the properly completed election form to:

BigBand Networks, Inc. Fax: (650) 362-9528
          We must receive your properly completed and submitted election by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on November 18, 2010.
General Information:
          You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the expiration date. Any options that you do not withdraw will be bound pursuant to your prior election.
          If you withdraw some or all of your eligible option grants, you may elect to exchange the withdrawn options again at any time on or before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you subsequently properly elect to exchange such eligible option grants by the expiration date. To reelect to exchange some or all of your eligible option grants, you must submit a new election to BigBand by the expiration date by following the procedures described in Section 4 of this Offer to Exchange. This new election must be properly completed, signed (electronically or otherwise) and dated after your previously-submitted election and must list all eligible option grants you wish to exchange. Upon our receipt of your properly completed, signed (electronically or otherwise) and dated election, any prior election with respect to such withdrawn options will be disregarded.
          Neither we nor any other person are obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of elections. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.
          Your delivery of all documents, including any new elections, is at your risk. Only responses that are properly completed and actually received by BigBand by the deadline via BigBand’s offer website or by facsimile will be accepted. Responses submitted by any other means, including email, hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. If you submit your election via the offer website, you should print and keep a copy of the Election Confirmation on the offer website at the time that you complete and submit your election. The printed Election Confirmation will provide evidence that you submitted your election. If you submit your election via the offer website or by facsimile, we intend to confirm the receipt of your election by email within 2 U.S. business days of receiving your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. Note that if you submit any election within the last 2 U.S. business days prior to the expiration of the offer, time constraints may prevent BigBand from providing confirmation by email prior to the expiration of the offer.

6. Acceptance of options for exchange and issuance of RSUs.
          Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be November 18, 2010.
          For purposes of the offer, we will be deemed to have accepted eligible options for exchange that are validly tendered and are not properly withdrawn as of the expiration of the offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give oral or written notice to the option holders generally of our acceptance for exchange of the eligible options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of this offer all properly tendered eligible options that are not validly withdrawn.
          We will grant the RSUs on the RSU grant date, which is the same U.S. calendar day as the cancellation date. We expect the RSU grant date to be November 18, 2010. All RSUs will be granted under the 2007 Plan, and will be subject to an RSU agreement between you and BigBand. The number of RSUs you will receive will be determined in accordance with the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. As soon as practicable after the expiration date, we will send you your RSU agreement. You will receive the shares subject to the RSUs if and when your RSUs vest, in accordance with the vesting schedule described in Section 9 of this Offer to Exchange. Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price, the vesting schedule, and other terms.
7. Conditions of the offer.
          Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:
•	There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange, “Purposes of the offer,” for a description of the contemplated benefits of the offer to us);

•	There will have occurred:
–	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

–	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

–	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

–	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Composite Index or the Standard & Poor’s 500 Index from the date of commencement of this offer,

–	the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

–	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;
•	A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:
–	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

–	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

–	any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;
•	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange, “Purposes of the offer,” for a description of the contemplated benefits of the offer to us); or

•	Any rules or regulations by any governmental authority, the NASDAQ Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to BigBand that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (See Section 3 of this Offer to Exchange, “Purposes of the offer,” for a description of the contemplated benefits of the offer to us).

          If any of the above events occur, we may:
•	terminate the offer and promptly return all tendered eligible options to tendering holders;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.
          The conditions to this offer are for our benefit. We may assert them in our discretion before the expiration date regardless of the circumstances giving rise to them. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Any such waiver will apply to all eligible employees in a uniform and nondiscretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.
8. Price range of shares underlying the options.
          The BigBand common stock that underlies your options is traded on the NASDAQ Global Market under the symbol “BBND.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the NASDAQ Global Market.

	High	Low
Fiscal Year Ended December 31, 2010
Fourth Quarter (through October 18, 2010)	$3.03	$2.76
Third Quarter	$3.25	$2.60
Second Quarter	$3.64	$2.76
First Quarter	$3.61	$2.70
Fiscal Year Ended December 31, 2009
Fourth Quarter	$4.45	$3.20
Third Quarter	$5.90	$3.63
Second Quarter	$7.18	$4.68
First Quarter	$7.10	$4.13
Fiscal Year Ended December 31, 2008
Fourth Quarter	$6.03	$2.36
Third Quarter	$5.00	$2.76
Second Quarter	$7.96	$4.64
First Quarter	$6.47	$3.75
          On October 18, 2010, the last reported sale price of our common stock, as reported by the NASDAQ Global Market, was $2.94 per share.
          You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9. Source and amount of consideration; terms of RSUs.
          Consideration.
          We will issue RSUs in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. RSUs are equity awards under which BigBand promises to issue common stock in the future, provided that the vesting criteria are satisfied.
          Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive RSUs based on the exercise price of your exchanged options as described in Section 2 of this Offer to Exchange. You do not have to make any cash payment to BigBand to receive your RSUs or the common stock upon vesting. Fractional RSUs will be: (a) rounded up to the nearest whole RSU if such fraction is greater than or equal to 0.5, on a grant-by-grant basis, or (b) rounded down to the nearest whole RSU if such fraction is less than 0.5, on a grant-by-grant.
          If we receive and accept tenders from eligible employees of all options eligible to be tendered (a total of options to purchase 6,250,106 shares) subject to the terms and conditions of this offer, we will grant RSUs covering a total of approximately 2,208,957 shares of our common stock, or approximately 3% of the total shares of our common stock outstanding as of October 18, 2010.
          General terms of RSUs.
          RSUs will be granted under the 2007 Plan and subject to an RSU agreement between you and BigBand. RSUs are a different type of equity award than stock options. Therefore, the terms and conditions of the RSUs will vary from the terms and conditions of the options that you tender for exchange; provided, however, that if your exchanged options contained change of control provisions, your RSUs granted in exchange for such options will contain identical change of control provisions. Your RSUs will have a new vesting schedule based on the extent to which shares are vested under the applicable exchanged option. Until your RSUs vest and you are issued shares in payment for the vested RSUs, you will not have any of the rights or privileges of a stockholder of BigBand. Once you have been issued the shares of BigBand common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any.
          The following description summarizes the material terms of the Stock Plans. Our statements in this Offer to Exchange concerning the Stock Plans and the RSUs are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Stock Plans and the forms of RSU agreement under the 2007 Plan, which are available on the SEC website at www.sec.gov. The forms of RSU agreement under the 2007 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offer to Exchange has been filed. In addition, a copy of the 2007 Plan and the forms of RSU agreement are available on the SEC website at www.sec.gov and on the offer website at https://bigband.equitybenefits.com. To receive a copy of the 2007 Plan, and the forms of RSU agreement please contact:
BigBand Networks Stock Option Exchange Call Center
Phone: (800) 764-7114 or (408) 912-1683
Email: BigBandExchange@sos-team.com
We will promptly furnish to you copies of these documents upon request at our expense.
          Equity Incentive Plans.
          The 2007 Plan permits the granting of options, restricted stock, restricted stock units, performance units, performance shares, and stock appreciation rights. As of October 18, 2010, the number of shares of common stock subject to options, restricted stock units and all awards

(including options and restricted stock units) currently outstanding under the 2007 Plan was approximately 11,947,901, 3,443,569 and 15,391,470 shares, respectively. As of October 18, 2010, the maximum number of shares available for future issuance under the 2007 Plan was 8,497,073 shares. The 2007 Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of the 2007 Plan, the administrator has the power to determine the terms, conditions and restrictions of the awards granted, including the number of shares covering such award and the vesting criteria.
          Our 2003 Plan permits the grant of options and restricted stock. As of October 18, 2010, the number of shares of common stock subject to options currently outstanding under the 2003 Plan is 3,682,416 shares. The 2003 Plan currently is no longer in effect. As a result, no awards will be granted under the 2003 Plan in the future. However, the 2003 Plan continues to govern the terms and conditions of outstanding awards previously granted under it.
          Purchase price.
          The administrator of the 2007 Plan generally has the authority to determine the terms and conditions of awards granted under the 2007 Plan. RSUs granted under the 2007 Plan do not have a purchase price. As a result, you do not have to make any cash payment to BigBand to receive your RSUs or the common stock upon vesting.
          Vesting.
          The vesting applicable to awards granted under the 2007 Plan generally is determined by the administrator in accordance with the terms of the 2007 Plan. The RSUs granted under this offer will be subject to a set vesting schedule. Each of your RSU awards will be scheduled to vest according to the following schedule:
•	None of the RSUs will be vested on the RSU grant date.

•	For an eligible option grant that is fully vested as of the cancellation date, the RSUs granted in exchange will be scheduled to vest in 3 equal installments on the date that is 9 months, 18 months, and 27 months following the RSU grant date, subject to the eligible employee’s continued service with BigBand or its subsidiaries through each respective vesting date (see the examples below).

•	For an eligible option grant that is entirely unvested as to all shares subject to the eligible option grant, the RSUs granted in exchange will be scheduled to vest in 12 equal installments on a quarterly basis following the RSU grant date over a period of 36 months (i.e., 3 years), subject to the eligible employee’s continued service with BigBand or its subsidiaries through each respective vesting date (see the examples below).

•	For an eligible option grant that is partially vested as of the cancellation date, the RSUs granted in exchange will be scheduled to vest as follows (see the examples below):
-	The number of the shares underlying the RSU grant in an amount that is proportionate to the number of vested shares subject to the eligible option as of the cancellation date will be scheduled to vest in 3 equal installments on the dates that are 9 months, 18 months, and 27 months following the RSU grant date, subject to the eligible employee’s continued service with BigBand or its subsidiaries through each respective vesting date.

-	The number of the shares underlying the RSU grant in an amount proportionate to the number of unvested shares subject to the eligible option as of the cancellation date will be scheduled to vest in 12 equal installments on a quarterly basis following the RSU grant date over a period of 36 months (i.e., 3 years), subject to the eligible employee’s continued service with BigBand or its subsidiaries through each respective vesting date.

•	If your service with us or our subsidiaries terminates for any reason before part or all of your RSU grant vests, the unvested part of your RSU grant will expire unvested and you will not be entitled to any shares of common stock from that part of your RSU grant. (See Section 1, “Eligibility,” below)

•	We will make minor modifications to the vesting schedule of any RSUs to eliminate fractional vesting (such that a whole number of shares subject to the new award will vest on each vesting date). As a result, subject to your continued service with BigBand or its subsidiaries through each relevant vesting date, (i) the number of shares that vest on each RSU vesting date will be rounded down to the nearest whole number of shares that will vest on each vesting date and (ii) fractional shares, if any, will be accumulated until such vesting date on which the sum of the accumulated fractional shares equals or exceeds one whole share and will vest as an additional whole share on such vesting date, with any fractional shares remaining thereafter accumulated.

•	After the RSUs vest, further continued service with us or our subsidiaries is not required to retain the common stock issued under the RSUs.
          Example 1 – Fully Vested Eligible Option Grant
          Assume that an eligible employee elects to exchange an eligible option covering 1,000 shares with an exercise price of $5.98 per share and all of the shares subject to the eligible option grant are vested. Assume that on November 18, 2010 (the expected expiration date of the offer and expected cancellation date of the eligible option), the eligible employee surrenders the eligible option grant. In accordance with the exchange ratios described above, the employee receives 333 RSUs. Subject to the eligible employee’s continued service with us or our subsidiaries through each such relevant date, the vesting schedule of the RSUs will be as follows:
111 shares will vest on August 18, 2011,
111 shares will vest on May 18, 2012, and
111 shares will vest on February 18, 2013.
          None of the RSUs will be vested on the date of grant. The RSUs will be scheduled to vest in 3 equal installments on the date that is 9 months, 18 months, and 27 months following the RSU grant date, but only if the eligible employee continues to provide services to BigBand or its subsidiaries through each respective vesting date.
          Example 2 – Entirely Unvested Eligible Option Grant
          Assume that an eligible employee elects to exchange an eligible option covering 4,800 shares with an exercise price of $6.91 per share. As of November 18, 2010 (the expected expiration date of the offer and expected cancellation date of the eligible option), none of the shares subject to the eligible option grant have vested. Assume that on November 18, 2010, the eligible employee surrenders the eligible option grant. In accordance with the exchange ratios described above, the eligible employee would receive 1,200 RSUs. Subject to the eligible employee’s continued service with us or our subsidiaries through each such relevant date, the vesting schedule of the RSUs will be as follows:
          100 shares will vest every three months beginning February 18, 2011 through November 18, 2013.
          None of the RSUs will be vested on the date of grant. The RSUs will be scheduled to vest in 12 equal installments on a quarterly basis following the RSU grant date over a period of 36 months (i.e., 3 years), subject to the eligible employee’s continued service with BigBand or its subsidiaries through each respective vesting date.

          Example 3 — Partially Vested Eligible Option Grant
          Assume that an eligible employee elects to exchange an eligible option covering 7,200 shares with an exercise price of $7.50 per share. As of November 18, 2010 (the expected expiration date of the offer and expected cancellation date of the eligible option), the eligible option is vested with respect to 4,800 shares covering the award (which is equal to 2/3 of the total shares subject to the award) and the remaining 2,400 shares are unvested and scheduled to vest after November 18, 2010 (which is equal to 1/3 of the total shares subject to the award). Assume that on November 18, 2010, the eligible employee surrenders the eligible option grant. In accordance with the exchange ratios described above, the eligible employee would receive 1,800 RSUs.
          None of the RSUs will be vested on the date of grant. With respect to 1,200 shares subject to the RSU grant (which is equal to 2/3 of the total number of shares subject to the award, or the same proportion of shares covering the RSU award as the exchanged option that were vested as of the cancellation date), the RSUs will be scheduled to vest in 3 equal installments on the date that is 9 months, 18 months, and 27 months following the RSU grant date, subject to the eligible employee’s continued service with BigBand or its subsidiaries through each respective vesting date. The remaining 600 shares subject to the RSU grant (which is equal to 1/3 of the total number of shares subject to the award, or the same proportion of shares covering the RSU award as the exchanged option that were unvested as of the cancellation date) will be scheduled to vest in 12 equal installments on a quarterly basis following the RSU grant date over a period of 36 months (i.e., 3 years), subject to the eligible employee’s continued service with BigBand or its subsidiaries through each respective vesting date. Subject to the eligible employee’s continued service with us or our subsidiaries through each such relevant date, the vesting schedule of the RSUs will be as follows:

	Vesting Schedule for RSUs	Vesting Schedule for RSUs
	Received in Exchange for	Received in Exchange for
Date	Vested Options	Unvested Options
November 18, 2010	0	0
February 18, 2011	0	50
May 18, 2011	0	50
August 18, 2011	400	50
November 18, 2011	0	50
February 18, 2012	0	50
May 18, 2012	400	50
August 18, 2012	0	50
November 18, 2012	0	50
February 18, 2013	400	50

	Vesting Schedule for RSUs	Vesting Schedule for RSUs
	Received in Exchange for	Received in Exchange for
Date	Vested Options	Unvested Options
May 18, 2013	0	50
August 18, 2013	0	50
November 18, 2013	0	50
Total Vested:	1,200	600
          RSUs that do not vest will be forfeited to BigBand at no cost to us.
          Form of payout.
          Restricted stock units granted under this offer and subsequently earned by a recipient will be paid out in an equivalent number of shares of our common stock. BigBand will satisfy all tax and social insurance contributions withholding and payment of fringe benefit or other tax obligations with respect to RSUs in the manner specified in your RSU agreement.
          Adjustments upon certain events.
          Events Occurring Before the RSU grant date. Although we are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the applicable plan and award agreement under which they were granted. Further, if BigBand is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no RSUs in exchange for them. If BigBand is acquired prior to the expiration of the offer but does not withdraw the offer, before the expiration of the offer we (or the successor entity) will notify you of any material changes to the terms of the offer or the RSUs, including any adjustments to the number of shares that will be subject to the RSUs. Under such circumstances, the type of security and the number of shares covered by your RSU would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive RSUs covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received pursuant to the RSUs if no acquisition had occurred.
          A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.
          Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of BigBand or its subsidiaries before the completion of this offer. Termination of your employment for this or any other reason before the RSU grant date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.
          Events Occurring After the RSU grant date. In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the shares, the administrator of the 2007 Plan may adjust (i) the number and class of shares that may be delivered under the 2007 Plan, (ii) the number, class, and price of Shares covered by each outstanding award granted under the 2007 Plan, and/or (iii) the numerical share limits under the 2007 Plan. In the event of any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of our common stock, or any other increase or decrease in the number of issued shares of our common stock effected without the receipt of consideration by us, our board of directors will make a proportionate adjustment in (i) the number and class of shares that may be delivered under the 2003 Plan, and (ii) the number and price of shares covered by each outstanding award under the 2003 Plan.
          In the event of a merger or change in control (as defined in the 2007 Plan) of BigBand, awards granted under the 2007 Plan will be treated in accordance with the terms and conditions set forth in the 2007 Plan and award agreement under the 2007 Plan to which the awards are subject. Generally, the administrator determines how the awards will be treated. However, if the successor corporation does not assume or substitute for the award, the award holder will fully vest in the award and with respect to options, have the right to exercise such options. Also, with respect to options granted under the 2007 Plan, the administrator will notify the option holder that the option will be exercisable for a period of time that the administrator determines, and thereafter the option will terminate. Further, awards held by outside directors of the Company that are assumed or substituted for will become fully vested (and with respect to options, exercisable), if such outside director’s service is terminated other than as a result of voluntary resignation.
          In the event of an acquisition (as defined in the 2003 Plan) of BigBand, outstanding awards under the 2003 Plan will be assumed or substituted for. In addition to or in lieu of assumption of or substitution for the awards, with respect to options, our board of directors may provide notice that such options will become fully vested and exercisable for a period of time and then terminate thereafter. Our board of directors also may, in its discretion, determine that restricted stock awards under the 2003 Plan will become fully vested.
          Transferability.
          Unless the Administrator indicates otherwise in your award agreement, RSUs generally may not be transferred, other than by will or the laws of descent and distribution.
          Registration and sale of shares underlying RSUs.
          All of BigBand’s shares of common stock issuable upon the vesting of the RSUs to be granted under the 2007 Plan have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of BigBand for purposes of the Securities Act, you will be able to sell the shares issuable upon receipt of your RSUs free of any transfer restrictions under applicable U.S. securities laws.
          Tax consequences.
          You should refer to Section 14 of this Offer to Exchange for a discussion of the federal income tax consequences of the RSUs and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the U.S., but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. If you are employed in China, Hong Kong, Israel or Korea, see Schedules C through F of this Offer to Exchange for the tax, social insurance and other legal consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.
10. Information concerning BigBand.
          We develop, market and sell network-based platforms that enable cable multiple system operators (MSOs) and telecommunications companies (collectively, service providers) to offer video services across coaxial, fiber and copper networks. We were incorporated in Delaware in December 1998. Since that time, we have developed significant expertise in rich media processing, communications networking and bandwidth management. Our customers are using our platforms to expand high-definition television (HDTV) services, and enable high-quality video advertising programming to subscribers. Our Broadcast Video, TelcoTV, Switched Digital Video and IPTV (Personalized

Video) solutions are comprised of a combination of software and programmable hardware platforms. We have sold our solutions to more than 200 customers globally. We sell our products and services to customers in the U.S. and Canada through our direct sales force. Domestically, our customers include Bright House, Cablevision, Charter, Comcast, Cox, Time Warner Cable and Verizon, which are seven of the ten largest service providers in the U.S. We sell to customers internationally through a combination of direct sales and resellers.
            Questions regarding this offer should be directed to:
BigBand Networks Stock Option Exchange Call Center Phone: (800) 764-7114 or (408) 912-1683 Email: BigBandExchange@sos-team.com
          Please see Section 17 of this Offer to Exchange titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
11. Interests of directors and executive officers; transactions and arrangements concerning the options.
          A list of our current directors and executive officers as of October 18, 2010 is attached to this Offer to Exchange as Schedule A. Our executive officers may participate in this offer. However, the non-employee members of our board of directors are not eligible to participate in this offer. As of October 18, 2010, our named executive officers and directors (11 persons) as a group held options unexercised and outstanding under the Stock Plans to purchase a total of 3,595,781 of our shares, which represented approximately 30% of the shares subject to all options outstanding under the Stock Plans as of that date.
          The following table below sets forth the beneficial ownership of each of our current executive officers and directors of options outstanding under the Stock Plans as of October 18, 2010. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock under the Stock Plans, which was 3,595,781 as of October 18, 2010. Our executive officers, but not the non-employee members of our board of directors, are eligible to participate in the offer.

			Percentage
		Number of	of Total
		Options	Outstanding
Name	Position	Outstanding	Options
Amir Bassan-Eskenazi	Director, President and Chief Executive Officer	2,120,780	17.8%
Ravi Narula	Senior Vice President and Chief Financial Officer	446,701	3.7%
Robert Horton	Senior Vice President and General Counsel	182,500	1.5%
Ran Oz	Director, Executive Vice President and Chief Technology Officer	250,000	2.1%
Harold Braun	Director and Executive Vice President	69,300	*
Kenneth Goldman	Director	125,550	1.1%
David Lockwood	Director	50,000	*
Michael J. Pohl	Director	69,300	*
Robert Sachs	Director	104,300	*
Dennis Wolf	Director	69,300	*
Geoffrey Y. Yang	Director	108,050	*

*	Less than 1%.

          Except as described below, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving our common stock or options to purchase our common stock during the past sixty (60) days before and including October 21, 2010:

		Amount of
Name of Executive	Date of	Securities	Price Per
Officer/Director	Transaction	Involved	Share	Where and How the Transaction was Effected
Amir Bassan-Eskenazi	8/24/2010	23,833	0.00	Vesting of restricted stock units
	8/25/2010	9,177	2.63	Open market sale under Rule 10b5-1 to cover taxes on vesting of restricted stock units
Harald Braun	8/24/2010	3,200	0.00	Vesting of restricted stock units
Kenneth Goldman	8/24/2010	3,200	0.00	Vesting of restricted stock units
Robert Horton	8/24/2010	11,466	0.00	Vesting of restricted stock units
	8/25/2010	4,400	2.68	Open market sale under Rule 10b5-1 to cover taxes on vesting of restricted stock units
Ravi Narula	8/24/2010	5,666	0.00	Vesting of restricted stock units
	8/25/2010	2,182	2.63	Open market sale under Rule 10b5-1 to cover taxes on vesting of restricted stock units
Ran Oz	8/24/2010	11,466	0.00	Vesting of restricted stock units
	8/26/2010	12,157	2.67	Open market sale under Rule 10b5-1
	8/27/2010	12,157	2.65	Open market sale under Rule 10b5-1
	9/2/2010	12,157	2.77	Open market sale under Rule 10b5-1
	9/22/2010	60,785	2.72	Open market sale under Rule 10b5-1
	9/23/2010	12,157	2.74	Open market sale under Rule 10b5-1
	9/27/2010	12,157	2.81	Open market sale under Rule 10b5-1
	9/28/2010	12,157	2.81	Open market sale under Rule 10b5-1
	10/5/2010	12,157	2.86	Open market sale under Rule 10b5-1
	10/6/2010	12,157	2.89	Open market sale under Rule 10b5-1
	10/13/2010	12,157	2.98	Open market sale under Rule 10b5-1
	10/14/2010	12,157	2.97	Open market sale under Rule 10b5-1
	10/18/2010	12,157	2.93	Open market sale under Rule 10b5-1
	10/19/2010	12,157	2.90	Open market sale under Rule 10b5-1
Michael Pohl	8/24/2010	3,200	0.00	Vesting of restricted stock units
	8/25/2010	2,500	0.00	Vesting of restricted stock units
Robert Sachs	8/24/2010	3,200	0.00	Vesting of restricted stock units
Dennis Wolf	8/24/2010	3,200	0.00	Vesting of restricted stock units
Geoffrey Y. Yang	8/24/2010	3,200	0.00	Vesting of restricted stock units
12. Status of options acquired by us in the offer; accounting consequences of the offer.
          Options that we acquire through the offer will be cancelled and, to the extent they were granted under the 2007 Plan or 2003 Plan, the shares subject to those options will be returned to the pool of shares available for grants of RSUs under the offer. To the extent shares returning to the 2007 Plan are not fully reserved for issuance upon receipt of the RSUs to be granted in connection with the offer, the shares will be available for future equity awards to employees and other eligible 2007 Plan participants without further stockholder action, except as required by applicable law or the rules of the NASDAQ Global Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.
          As of January 1, 2006, we adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“Topic 718”). Under Topic 718, we will recognize incremental compensation expense, if any, resulting from the RSUs granted in the offer. The incremental compensation cost will be measured as the excess of the fair value of each RSU granted to employees in exchange for surrendered eligible options, measured as of the date the RSUs are granted, over the fair value of the eligible options surrendered in exchange for the RSUs, measured immediately prior to the exchange. In the event that any of the RSUs are forfeited prior to their vesting due to termination of employment, any incremental compensation expense of the forfeited RSUs will not be recognized.
          Pursuant to the accounting standards in effect under Topic 718, we may be required to recognize additional compensation expense to the extent the RSUs have a greater value than the exchanged options they replace. The offer with respect to all eligible options is considered a modification of those options exchanged in the offer for financial reporting purposes. As a result, BigBand will record any incremental compensation expense calculated as any increase in the fair value of the modified options compared to the fair value of the original option as of the end of the offer period recognized over the remaining requisite service period. We also may incur compensation expense resulting from fluctuations in our stock price between the time the exchange ratios were set before the exchange program began, and when the exchange actually occurs on the expiration date, which we expect to be immaterial.
13. Legal matters; regulatory approvals.
          We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of RSUs as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any NASDAQ listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue RSUs for tendered options is subject to the conditions described in Section 7 of this Offer to Exchange.

          If we are prohibited by applicable laws or regulations from granting RSUs on the RSU grant date, we will not grant any RSUs. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the RSU grant date we will not grant any RSUs and you will not receive any other benefit for the options you tendered and your eligible options will not be accepted for exchange.
14. Material income tax consequences.
          Material U.S. federal income tax consequences.
          The following is a summary of the material U.S. federal income tax consequences of the exchange of options for restricted stock units pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the U.S., but also are subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.
          We recommend that you consult your tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.
          Option holders who exchange outstanding options for RSUs under the offer generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.
          Restricted stock units.
          If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted an RSU. Instead, you will recognize ordinary income as the shares subject to the RSUs vest at which time they can no longer be forfeited and we will deliver the shares to you. At the same time, BigBand will also typically have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares. With regard to the shares issued pursuant to the RSUs granted under the offer, you will not have paid any amount for the shares. The Company will satisfy all tax withholding obligations in the manner specified in your RSU agreement, including, in the Company’s discretion, through a cash payment rather than through the sale of shares. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you have held the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.
          You also should note that if your RSUs constitute “deferred compensation” within the meaning of Section 409A and (1) the vesting of all or a portion of your RSUs is accelerated in connection with your separation from service with us, and (2) you are a “specified employee” (generally, a highly placed officer of the Company) at that time, then the delivery of accelerated shares under your RSU award may need to be delayed by 6 months in order to allow you to avoid the imposition of additional taxation under Section 409A.
          Nonstatutory stock options.
          Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option, nor will such option holder realize taxable income upon the vesting of these shares. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.
          The Company generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.
          Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.
          If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.
          Incentive stock options.
          Under current U.S. tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than 3 months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.
          If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:
•	more than 2 years after the date the incentive stock option was granted; and

•	more than 1 year after the date the incentive stock option was exercised.
          If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.
          If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.
          Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than 1 year after the option was exercised.
          Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

          This offer is currently expected to remain open for 29 days. If we extend this offer such that it is open for 30 days or more, eligible incentive stock options held by U.S. employees who do not participate in this exchange will be considered to have been modified. The commencement date of the offer (October 21, 2010) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than 2 years from the date this offer commenced (October 21, 2010) (i.e., the date of the deemed modification) and more than 1 year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain.
          We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.
          In addition, if you are a resident of or taxpayer in more than one country, you should be aware that there might be income tax, social insurance and other tax or legal consequences for more than one country that may apply to you. Also, if you were granted eligible options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the RSUs are granted to you pursuant to the offer, you may be subject to tax not only in the new country, but also in the original country (e.g., if the original country views the RSUs as a replacement grant).
          If you are subject to taxation in China, Hong Kong, Israel, or Korea, please see Schedules C through F of this Offer to Exchange, as applicable, for a description of these income tax, social insurance and other tax or legal consequences of participating in the offer. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.
15. Extension of offer; termination; amendment.
          We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.
          We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.
          Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after the start of, but before cancellation under the offer, that particular option is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

          The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least 10 U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least 2 U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.
          For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
16. Fees and expenses.
          We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.
17. Additional information.
          This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:
1.	Our annual report on Form 10-K for our fiscal year ended December 31, 2009, filed with the SEC on March 5, 2010;

2.	Our definitive proxy statement on Schedule 14A for our 2010 annual meeting of stockholders, filed with the SEC on April 22, 2010;

3.	Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2010, filed with the SEC on May 7, 2010;

4.	Our quarterly report on Form 10-Q for our fiscal quarter ended June 30, 2010, filed with the SEC on August 9, 2010;

5.	Our current reports on Form 8-K filed with (but not furnished to) the SEC; and

6.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 8, 2007, and any further amendment or report filed thereafter for the purpose of updating such description.
          These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov.

          Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting:
BigBand Networks Stock Option Exchange Call Center Phone: (800) 764-7114 or (408) 912-1683 Email: BigBandExchange@sos-team.com
          As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.
          The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.
18. Financial information.
          The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2009, and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2010, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2009, and from our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2010. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.
          We had a book value per share of $2.04 on June 30, 2010.
          We had no “fixed charges” as defined in Item 503(d) of Regulation S-K for the six months ended June 30, 2010, the year ended December 31, 2009, and the year ended December 31, 2008.
19. Miscellaneous.
          We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.
          We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.
BigBand Networks, Inc.
October 21, 2010

SCHEDULE A
INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF BIGBAND NETWORKS, INC.
          The directors and executive officers of BigBand Networks, Inc. as of October 21, 2010, are set forth in the following table:

Name	Position and Offices Held
Amir Bassan-Eskenazi	Director, Chief Executive Officer and President
Ravi Narula	Senior Vice President and Chief Financial Officer
Robert Horton	Senior Vice President and General Counsel
Ran Oz	Director, Executive Vice President and Chief Technology Officer
Harald Braun	Director and Executive Vice President
Kenneth Goldman	Director
David Lockwood	Director
Michael J. Pohl	Director
Robert Sachs	Director
Dennis Wolf	Director
Geoffrey Y. Yang	Director
The address of each executive officer and director is:

BigBand Networks, Inc. 475 Broadway Street Redwood City, CA 94063
          Our executive officers are eligible to participate in this offer. However, the non-employee members of our board of directors are not eligible to participate in this offer.

A-1

SCHEDULE B
SUMMARY FINANCIAL INFORMATION OF BIGBAND NETWORKS, INC.
          The following selected consolidated financial data should be read in conjunction with our audited consolidated financial statements and related notes thereto and with Management’s Discussion and Analysis of Financial Condition and Results of Operations, which are included in our Report on Form 10-Q for the period ended June 30, 2010, and our Annual Report on Form 10-K for the year ended December 31, 2009. The consolidated statement of operations data, and the consolidated balance sheet data are derived from audited consolidated financial statements included in our Annual Reports on Form 10-K. The consolidated statement of operations data for the six months ended June 30, 2010 and the consolidated balance sheet data as of June 30, 2010 are unaudited.

	All amounts in thousands, except per share amounts
	Six months ended
	June 30,	Years Ended December 31,
	2010	2009	2008	2007	2006	2005
	(Unaudited)

Consolidated Statement of Operations Data:
Total net revenues	$58,628	$139,514	$185,293	$176,510	$176,624	$97,979
Total gross profit	28,993	81,169	112,331	86,836	93,227	38,146
(Loss) income before cumulative effect of change in accounting principle	(18,410)	(6,739)	9,780	(25,367)	8,877	(24,862)
Net (loss) income	(18,410)	(6,739)	9,780	(25,367)	8,877	(25,495)

Basic net (loss) income per common share	(0.27)	(0.10)	0.15	(0.52)	0.78	(2.36)
Diluted net (loss) income per common share	(0.27)	(0.10)	0.15	(0.52)	0.16	(2.36)

	As of June 30,	As of December 31,
	2010	2009	2008	2007	2006	2005
	(Unaudited)
Consolidated Balance Sheet Data:
Current assets	$182,199	$201,513	$210,835	$193,219	$109,126	$63,595
Noncurrent assets	20,490	22,075	23,287	25,367	19,924	13,221
Total assets	202,689	223,588	234,122	218,586	129,050	76,816
Current liabilities	45,347	54,017	68,437	83,923	84,070	57,783
Noncurrent liabilities	17,075	19,295	27,266	23,077	23,287	9,545
Preferred stock warrant liabilities	—	—	—	—	3,152	1,642
Redeemable convertible preferred stock	—	—	—	—	117,307	117,307

B-1

SCHEDULE C
GUIDE TO TAX ISSUES IN THE PEOPLE’S REPUBLIC OF CHINA
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the offer for eligible employees subject to tax in The People’s Republic of China (“China”). This summary is based on the tax laws in effect in China as of October 2010. We have not obtained a tax ruling or other confirmation from the tax authorities in China with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at grant or vesting of the new RSUs, or when you sell shares acquired upon settlement of your new RSUs.
If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the new RSUs granted pursuant to the offer in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the offer.
Grant of RSUs
You will not be subject to tax when the new RSUs are granted to you.
Vesting of RSUs/Sale of Shares
You will be subject to income tax when the RSUs vest. The taxable amount will be the fair market value of the shares issued to you at vesting. You should not be subject to social insurance contributions on this amount.
Due to legal restrictions in China, the RSUs will be subject to a mandatory sale restriction such that any shares issued at vesting will be immediately sold on your behalf. You will receive the sale proceeds, less any brokerage fees. You will not be entitled to receive or hold any shares upon vesting of the RSUs. Please note that the Company reserves the right to change its policy with respect to the mandatory sale of shares acquired upon vesting of the RSUs based on developments in local law.
Because the shares are immediately sold upon vesting, you should not realize a capital gain (or loss).
Withholding and Reporting
Your employer is required to withhold and report income tax when the RSUs vest. If your actual tax liability differs from the amount withheld, you are responsible for paying any additional tax.
Other Information

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Exchange Control Notification
Due to exchange control laws in China, you will be required to immediately repatriate to China the proceeds from the sale of any shares issued at vesting of the new RSUs. Such repatriation of the proceeds may need to be effected through a special exchange control account established by the Company or a subsidiary prior to being delivered to you. The proceeds may be paid to you in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to you in U.S. dollars, you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, you acknowledge that the Company is under no obligation to secure any particular exchange conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares are sold and the time the proceeds are distributed to you.

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SCHEDULE D
GUIDE TO TAX ISSUES IN HONG KONG
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the offer for eligible employees subject to tax in Hong Kong. This summary is based on the tax laws in effect in Hong Kong as of October 2010. We have not obtained a tax ruling or other confirmation from the tax authorities in Hong Kong with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at grant or vesting of the new RSUs, or when you sell shares acquired upon settlement of your new RSUs.
If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the new RSUs granted pursuant to the offer in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the offer.
Grant of RSUs
You will not be subject to tax when the new RSUs are granted to you.
Vesting of RSUs
You will be subject to income tax when the RSUs vest. The taxable amount will be the fair market value of the shares issued to you at vesting. You will not be subject to Mandatory Provident Fund (“MPF”) contributions on this amount.
Please note that if you leave Hong Kong permanently and your RSUs subsequently vest, all or a portion of any income you receive at vesting may still be considered Hong Kong-source employment income and subject to tax in Hong Kong. You may elect to settle your tax liability prior to leaving Hong Kong, thereby removing any continuing filing obligations. If you make such an election, you will be taxed on the “notional” income based on the assumption that the RSUs vested within seven days before the date of submission of your tax return for the year in which you permanently depart Hong Kong. If the value of the shares increases so that the actual gain at vesting is greater than the notional gain at the time of your departure from Hong Kong, there will be no additional tax. If the value of the shares decreases so that the actual gain at vesting is less than the notional gain at the time of your departure from Hong Kong, you can request a refund of any tax overpayment. Please consult your personal tax advisor if you are planning to permanently leave Hong Kong and are considering settling your tax liability prior to departure as described above.
Sale of Shares
When you subsequently sell any shares acquired at vesting of the RSUs, you will not be subject to capital gains tax.

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Withholding and Reporting
Your employer is not required to withhold income tax when the RSUs vest, but is required to report the vesting to the Inland Revenue Department as part of the annual Employer’s Return of Remuneration and Pensions. You are responsible for reporting and paying any tax resulting from the vesting of the RSUs.
Other Information
Sale Restriction
Due to securities law restrictions in Hong Kong, you will not be permitted to sell the shares subject to your vested RSUs for a period of six (6) months after the date of grant of the new RSUs.
SECURITIES WARNING
The offer, any grant of new RSUs that you may receive in exchange for eligible options, and any shares of the Company’s common stock issued to you at vesting of the RSUs do not constitute a public offering of securities under Hong Kong law and are available only to eligible employees of the Company or its subsidiaries. The award agreement, including any country-specific appendix thereto, the Offer to Exchange, the Stock Plans and any incidental communications that you may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Offer to Exchange, any new RSUs that you may receive for the exchange of eligible options, and any documentation related thereto are intended solely for the personal use of each eligible employee and may not be distributed to any other person. If you are in doubt about any of the contents of the Offer to Exchange, the Stock Plans, or the award agreement, including any country-specific appendix thereto, you should obtain independent professional advice.

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SCHEDULE E
GUIDE TO TAX ISSUES IN ISRAEL
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the offer for eligible employees subject to tax in Israel. This summary is based on the tax laws in effect in Israel as of the date of the offer. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at grant or vesting of the new RSUs, or when you sell shares acquired upon settlement of your new RSUs.
Please note that some parts of the discussion below are based on new regime which has not been subject to judicial or administrative interpretation or published precedents by the Israeli Tax Authority. Accordingly, we cannot assure you that the views expressed in the discussion will be accepted by the Israeli Tax Authority and/or courts. This discussion does not cover all possible tax considerations and does not cover tax consequences of an eligible employee that has a tax ruling and/or other tax confirmations and/or tax certificates from the Israeli Tax Authority regarding its eligible options (as detailed below). This summary does not contain a comprehensive discussion of all relevant tax matters and it is not intended to be, and should not be construed as, legal or tax advice to any eligible employee.
Each eligible employee is urged to consult its tax advisors with respect to the Israeli tax consequences and any potential foreign tax consequences arising from the exchange of options into RSUs, vesting and holding period of RSUs and the tax consequences upon receipt of shares underlying the RSUs and/or the disposition or sell the shares underlying the RSUs.
Israeli Taxation of Options
Generally, as of 2003 options to Israeli resident can be granted pursuant to Section 102 of the Israeli Income Tax Ordinance and the regulations and orders promulgated thereunder (“ITO”). Section 102 of the ITO provides favorable tax treatment for options which qualify for the capital gain track (“Capital Gain Option”). The favorable tax treatment for Capital Gain Option is conditioned, among others, that (i) the options were granted pursuant to a stock plan that was approved by the Israeli Tax Authority (“Section 102 Capital Gain Track”) and (ii) the option grants and the shares underlying the options shall be deposited and held by trustee for a period of at least twenty four months (“Holding Period”). An option holder that was granted Section 102 Capital Gain Options (“Capital Gain Optionee”) will not realize taxable income upon the grant of Section 102 Capital Gain Option. In addition, such Capital Gain Optionee will not realize taxable income upon the exercise of Section 102 Capital Gain Option into the underlying shares. A Capital Gain Optionee shall realize income upon exercise of the Capital Gain Option. An exercise includes the sale of the shares underlying the Capital Gain Options or the withdrawal of the Capital Gain Options or shares from the trustee.
Generally the rate of tax on income realized from disposition of shares underlying Section 102 Capital Gain Options is 25% (provided all requirements of the Section 102 Capital Gain Track have been satisfied), however, pursuant to Section 102(b)(3) of the ITO a certain portion of the income can be classified as ordinary income subject to marginal tax rates, social insurance and health tax. Such portion (the “Ordinary Income Portion”) generally equals (x) the difference between the fair market value of the shares underlying the options (determined based on the average trading price during the 30 trading days prior to the date of grant) and (y) the exercise price of the options. As of 2010, the maximum marginal income tax rate is 45% (the rate is scheduled to be reduced progressively until 2016 to 39%) (“Ordinary Tax Rates”).
Generally, eligible options that were granted by the BigBand under the Stock Plans to eligible employees who are resident of Israel are options that qualify as Section 102 Capital Gain Options.

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On August 27, 2007, BigBand obtained a tax ruling from the ITO regarding the grant of RSUs under the 2007 Plan. The tax ruling provides, among others, that the grant of RSUs pursuant to the 2007 Plan will qualify as a grant eligible for Section 102 Capital Gain Track.
The Exchange
The exchange of eligible options which qualify as Section 102 Capital Gain Options which were granted to Israeli employees under the Stock Plans into RSUs is a taxable event as of the RSU grant date for Israeli tax purposes. Accordingly, upon such exchange the trustee and/or BigBand are obligated to withhold tax at source. Generally, for eligible options which have not met the Holding Period as of the RSU grant date, the tax imposed shall be at the Ordinary Tax Rates and in addition social insurance and health tax. In case that the Holding Period was met as of the RSU grant date, the tax rate shall be as set forth above.
The ITO has granted tax rulings indicating that the exchange of unvested options into unvested options will not trigger a tax event for the unvested options. Generally, absent a Ruling (as such terms defined below) from the Israeli Tax Authority, the calculation of the tax liability and withholding tax upon the exchange shall be based on the fair market value of the shares of BigBand as of the RSU grant date.
BigBand has applied for a tax ruling (the “Ruling”) from the Israeli Tax Authority. There can be no assurance, however, that such Ruling and the relief thereof will be granted during the offer period or following the lapse of the offer period. In the Ruling application, certain tax relief and clarifications have been requested with respect to the exchange. If the Ruling is granted, eligible employees must sign a confirmation letter relating to the Ruling (in substantially the form attached as an exhibit to the Schedule TO with which this Offer to Exchange has been filed and is available on the SEC website at www.sec.gov) to be eligible for the tax treatment provided by the Ruling.
The Ruling application requests, among others, that (i) the exchange of eligible options, vested and unvested, will not trigger an immediate tax event to the eligible employee; (ii) the RSUs issued pursuant to the offer, will qualify as an award that is subject to the Section 102 Capital Gain Track; (iii) the date of grant for purposes of Section 102 shall be the later of the day the option holder accepted the Offer and/or the RSU grant date and/or the date the RSUs were deposited with the trustee (“Date of RSU Grant”). In addition, in order to enjoy the favorable tax treatment under the Section 102 Capital Gain Track, the Ruling may provide that a new Holding Period that shall commence as of the Date of RSU Grant. In addition, the Ruling shall provide the rules with respect to which portion of the income realized from the sale of the shares underlying the RSUs will be subject to the Ordinary Rates and which portion will qualify for the 25% rate.
The above discussion does not apply to certain eligible employees whose options are subject to certain tax rulings issued by the Israeli Tax Authority including, without limitations, (i) options which were granted under Section 3(i) of the ITO and thereafter exchanged into Section 102 Option and/or (ii) options held by certain employees who relocated from Israel. Each such eligible employee is urged to consult its tax advisors with respect to the Israeli and foreign tax consequences and the implications and consequences of such rulings obtained arising from the exchange of such options into RSUs and the tax consequences of holding of RSUs and the disposition or selling the shares underlying the RSUs.

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SCHEDULE F
GUIDE TO TAX ISSUES IN KOREA
The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of new RSUs pursuant to the offer for eligible employees subject to tax in Korea. This summary is based on the tax laws in effect in Korea as of October 2010. We have not obtained a tax ruling or other confirmation from the tax authorities in Korea with regard to this information, and it is possible that the tax authorities may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at grant or vesting of the new RSUs, or when you sell shares acquired upon settlement of your new RSUs.
If you are a citizen or resident of more than one country or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. In addition, if you received the eligible options when you resided in or were otherwise subject to tax in another country (the “original grant country”), but you now reside in or are otherwise subject to tax in a different country (the “new country”), you may be subject to tax in connection with the new RSUs granted pursuant to the offer in the original grant country, as well as in the new country. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the grant of new RSUs pursuant to the offer.
Grant of RSUs
You will not be subject to tax when the new RSUs are granted to you.
Vesting of RSUs
You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when the RSUs vest. The taxable amount will be the fair market value of the shares issued to you at vesting.
Sale of Shares
When you subsequently sell any shares acquired at vesting of the RSUs, you will be subject to capital gains tax, unless the gain you have realized from the sale of shares that year is less than the exempt amount, which is currently set at KRW2,500,000 per year per type of asset sold. Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax. If you are subject to capital gains tax, the taxable amount will be the difference between the sale price and the fair market value of the shares at vesting. You will not be subject to the securities transaction tax when you sell the shares.
Withholding and Reporting
Because your employer does not bear the costs of the Stock Plans, the income realized will be considered Class B income. Your employer is not required to withhold and report income tax on such income, however, your employer may be required to withhold any applicable social insurance contributions (such as contributions to the national health insurance and national pension plan). You are responsible for reporting and paying any income tax (and social insurance contributions to the extent not withheld by the employer) resulting from the vesting of the RSUs and the sale of your shares.

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You must file a tax return with the National Tax Service and pay any applicable tax by August 21 of the year following the year the income is received. Alternatively, you may join a taxpayer’s association whereby you routinely report your overseas income, in which case you will be eligible for a 10% tax deduction.

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